Exhibit 10.35

[*****] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

between

NABI BIOPHARMACEUTICALS

(the Seller)

and

FRESENIUS USA MANUFACTURING, INC.

(the Buyer)

Dated October 11, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CONSTRUCTION		1

1.1	DEFINED TERMS	1

1.2	CONSTRUCTION	10

ARTICLE II CONTEMPLATED TRANSACTIONS		11

2.1	PURCHASE OF ASSETS	11

2.2	PURCHASED ASSETS	11

2.3	EXCLUDED ASSETS	13

2.4	ASSUMPTION OF LIABILITIES	14

2.5	CONSENT OF THIRD PARTIES	16

2.6	REGISTRATIONS AND APPLICABLE PERMITS	17

ARTICLE III PURCHASE PRICE AND CLOSING		17

3.1	PURCHASE PRICE	17

3.2	REPORTS; PAYMENTS	18

3.3	BOOKS AND RECORDS; AUDITS	19

3.4	PAYMENTS	19

3.5	ALLOCATION OF CLOSING PAYMENT	20

3.6	FREEDOM TO CONDUCT BUSINESS UNIMPAIRED	20

ARTICLE IV CLOSING		20

4.1	CLOSING	20

4.2	CLOSING OBLIGATIONS. AT THE CLOSING:	20

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER		22

5.1	ORGANIZATION AND GOOD STANDING	22

5.2	AUTHORITY RELATIVE TO THIS AGREEMENT	22

5.3	CONSENTS AND APPROVALS; NO VIOLATIONS	22

5.4	PURCHASED ASSETS	23

5.5	REAL PROPERTY. [INTENTIONALLY BLANK]	23

5.6	INTELLECTUAL PROPERTY	23

5.7	SOFTWARE	25

5.8	PERMITS	25

5.9	CONTRACTS	26

5.10	FINANCIAL STATEMENTS	27

5.11	BOOKS AND RECORDS	27

5.12	TAXES	27

5.13	LIABILITIES	27

5.14	PRODUCT LIABILITY; LITIGATION	27

5.15	LITIGATION	27

5.16	REGULATORY COMPLIANCE	28

5.17	COMPLIANCE	29

5.18	CLINICAL AND SCIENTIFIC DATA; GOOD PRACTICES	31

5.19	EXPORTS AND CUSTOMS	32

5.20	WARRANTY CLAIMS	32

5.21	SPECIFICATIONS	32

5.22	LABOR AND EMPLOYMENT MATTERS	32

5.23	EMPLOYEE BENEFIT PLANS; ERISA	33

5.24	ENVIRONMENTAL MATTERS	33

5.25	INSURANCE	34

5.26	ABSENCE OF CHANGES OR EVENTS	34

5.27	CUSTOMERS AND SUPPLIERS	35

5.28	BUSINESS RELATIONSHIPS	35

5.29	INVENTORY; PRICING; CERTAIN COSTS	35

5.30	OVERPAYMENT	36

5.31	CERTAIN INTERESTS	36

5.32	COMMISSIONS	36

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BUYER		36

6.1	ORGANIZATION AND QUALIFICATION	36

6.2	AUTHORITY RELATIVE TO THIS AGREEMENT	36

6.3	CONSENTS AND APPROVALS; NO VIOLATIONS	36

6.4	LITIGATION	37

6.5	COMMISSION	37

ARTICLE VII PRE-CLOSING COVENANTS		37

7.1	CLOSING EFFORTS; HSR ACT	37

7.2	OPERATION OF BUSINESS	39

7.3	ACCESS	40

7.4	REPORTS	40

7.5	EXCLUSIVITY	40

7.6	NOTICE OF SUITS	41

7.7	EMPLOYEES	41

7.8	UPDATED SCHEDULES	41

7.9	SALES TAX	41

7.10	INVENTORY	42

ARTICLE VIII POST-CLOSING COVENANTS		42

8.1	POST-CLOSING PAYMENTS	42

8.2	REPORTS	42

8.3	TAIL INSURANCE	42

8.4	INTELLECTUAL PROPERTY	43

8.5	ACCESS TO INFORMATION; RECORD RETENTION; COOPERATION; CONFIDENTIALITY	43

8.6	POST-EFFECTIVE TIME RECEIPTS AND PAYMENTS	45

8.7	USE OF NAME FOR TRANSITION PERIOD	45

8.8	WHOLESALER CHARGES AND REBATE CHARGES	46

8.9	ASSISTANCE WITH PROCEEDINGS	46

8.10	BUYER’S DILIGENCE OBLIGATIONS	46

8.11	NON-COMPETITION BY THE BUYER	49

8.12	SELLER’S DILIGENCE OBLIGATIONS	50

8.13	CERTAIN EXCLUDED LIABILITIES	50

8.14	ROXANE PROCEEDING	50

8.15	[*******] AGREEMENT	50

8.16	EXCLUDED CONTRACTS	51

8.17	PART D AND COMMERCIAL REBATE CONTRACTS	51

ARTICLE IX CLOSING CONDITIONS		51

9.1	MUTUAL CONDITIONS	51

9.2	CLOSING CONDITIONS OF THE SELLER	52

9.3	CLOSING CONDITIONS OF THE BUYER	53

ARTICLE X INDEMNIFICATION		54

10.1	SURVIVAL OF REPRESENTATIONS	54

10.2	SELLER’S AGREEMENT TO INDEMNIFY	55

10.3	BUYER’S AGREEMENT TO INDEMNIFY	55

10.4	PROCEDURE FOR THIRD-PARTY CLAIMS	56

10.5	PROCEDURE FOR DIRECT CLAIMS	58

10.6	LIMITATIONS ON INDEMNIFICATION.	60

10.7	TREATMENT OF INDEMNIFICATION PAYMENTS	61

10.8	CONSTRUCTION	61

10.9	INTEREST	61

10.10	REMEDIES	61

ARTICLE XI TERMINATION		61

11.1	TERMINATION	61

11.2	PROCEDURE AND EFFECT OF TERMINATION	62

ARTICLE XII MISCELLANEOUS PROVISIONS		62

12.1	JURISDICTION, VENUE AND SERVICE OF PROCESS	62

12.2	REMEDIES	62

12.3	ATTORNEYS’ FEES	63

12.4	PUBLICITY	63

12.5	EXPENSES	63

12.6	WAIVER OF COMPLIANCE; CONSENTS	63

12.7	NOTICES	64

12.8	BINDING AGREEMENT; ASSIGNMENT	64

12.9	INTERPRETATION	65

v

12.10	GOVERNING LAW	65

12.11	FURTHER ASSURANCES	65

12.12	SEVERABILITY	65

12.13	COUNTERPARTS; ELECTRONIC SIGNATURES	65

12.14	MERGER AND MODIFICATION; AMENDMENT	66

SCHEDULES

2.2(a)	Assigned Registrations/NDAs
2.2(b)	Assigned Trademark Rights
2.2(c)	Assigned Patent Rights
2.2(e)	Assigned Contracts
2.2(g)	Brochures
2.2(i)	Customer, Supplier and Vendor Materials
2.2(j)	Sales Force Training Materials
2.2(k)	Assigned Permits
2.2(q)	Acquired Fixed Assets
2.2(r)	Acquired Telephone Numbers
2.3(e)	Excluded Assets, Rights and Properties
2.3(k)	Excluded Fixed Assets
2.3(l)	Excluded Telephone Numbers
2.4(a)	Excluded Liabilities
3.2	Form of New Formulation Net Sales Statement
3.5	Allocation of Closing Payment
4.2(a)(xi)	Delivered Software
5.3	Consents and Approvals
5.4(a)	Tangible Assets
5.4(c)	Sufficiency
5.6(b)	Marks
5.6(c)	Patents
5.6(d)	Copyrights
5.6(f)	Agreements With Other Persons
5.6(g)	Infringement
5.7	Software
5.8(a)	Permits
5.9(a)	Contracts
5.9(c)	Events of Default
5.9(e)	Seller Third Party Consents
5.10	Financial Statements
5.12	Taxes
5.14	Product Liability; Litigation
5.15	Litigation
5.16(c)	Notices from Medical Product Regulatory Authorities
5.16(f)	Approvals
5.17	Compliance
5.18(a)	Scientific Data
5.20	Warranty Claims
5.21	Specifications
5.22(a)	Employees
5.22(b)	Employment Agreements
5.23	Employee Benefit Plans; ERISA
5.24	Environmental Matters

5.25(a)	Insurance
5.25(c)	Accident Reports
5.26	Absence of Changes or Events
5.27	Customers and Suppliers
5.29	Inventory Costs
5.30	Adjustments
7.1(c)	Form of Assignment Agreement
7.2	Operation of Business
7.7(a)	Excluded Employees
8.10	Countries with Diligence Obligations
9.2(f)	Seller’s Third Party Conditions
9.3(h)	Buyer Third Party Consents

EXHIBITS

Exhibit 4.2(a)(ii)	Noncompetition and Nonsolicitation Agreement
Exhibit 4.2(a)(iii)	Seller Registration Transfer Letter
Exhibit 4.2(a)(iv)	Bill of Sale
Exhibit 4.2(a)(v)	Patent Agreement
Exhibit 4.2(a)(vi)	Trademark Agreement
Exhibit 4.2(a)(vii)	Assumption Agreement
Exhibit 4.2(a)(viii)	Transition Services Agreement
Exhibit 4.2(b)(v)	Buyer Registration Transfer Letter
Exhibit 7.2(c)	Braintree Assignment Agreement
Exhibit 9.2(g)	Opinion of Counsel for Buyer
Exhibit 9.3(f)	Opinion of Counsel for Seller
Exhibit 9.3(g)	Employee Consent

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated October 11, 2006, is between Nabi Biopharmaceuticals, a Delaware corporation (the “Seller”); and Fresenius USA Manufacturing, Inc., a Delaware corporation (the “Buyer”).

Background Statement

The Seller is engaged in, among other activities, the business of distributing, marketing and selling a line of phosphate binder calcium acetate products known as PhosLo® products, which includes causing such products to be manufactured, inspected, packaged, inventoried and delivered to distributors and other purchasers (such business together with the Seller’s activities related to New Formulation Products is referred to herein as the “PhosLo Business”).

The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, certain of the assets of the Seller used in the PhosLo Business, all on the terms and conditions set forth in this Agreement.

Statement of Agreement

In consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Defined Terms. Except as otherwise specifically provided herein, the following terms shall have the meanings indicated below:

“Affiliate” means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this agreement, as amended or supplemented in accordance with the terms hereof, together with all Exhibits and Schedules attached hereto or incorporated herein by reference.

“Arbitration Dispute” has the meaning set forth in Section 10.5(a).

“Arbitrators” has the meaning set forth in Section 10.5(c).

“Assigned Contracts” has the meaning set forth in Section 2.2(e).

“Assigned Permits” shall mean the Permits which are listed on Schedule 2.2(k).

“Assumed Liabilities” has the meaning set forth in Section 2.4(a).

“Assumption Agreement” has the meaning set forth in Section 4.2(a)(vii).

“Bill of Sale” has the meaning set forth in Section 4.2(a)(iv).

“Braintree” means Braintree Laboratories, Inc., a Massachusetts corporation.

“Braintree Purchase Agreement” has the meaning set forth in Section 5.9(f).

“Business Day” means any day excluding Saturday, Sunday and any day that shall be a legal holiday in Massachusetts.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Certificate” has the meaning set forth in Section 9.2(c).

“Buyer Damages” has the meaning set forth in Section 10.2(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).

“CARE 2 Study” means the clinical study initiated by the Seller and designed to compare the relative rate of PhosLo and Renegal, with the addition of Lipitor, in slowing progression of cardiovascular calcification.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Payment” has the meaning set forth in Section 3.1(a).

“CMS” means the Centers for Medicare and Medicaid Services, a division of the United States Department of Health and Human Services.

“COBRA” has the meaning set forth in Section 5.22(h).

“Code” means the Internal Revenue Code of 1986, together with the regulations thereunder, in each case as in effect from time to time.

“Commercial Rebate Contract” means each Contract designated as such on Schedule 2.2(e).

“Commercially Reasonable Discontinuance” has the meaning set forth in Section 8.10(d).

“Competitive Product” means [*******].

“Compliance Program” means a provider compliance program of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.

“Confidentiality Agreement” has the meaning set forth in Section 7.3(a).

“Contract” means any legally binding obligation or agreement, whether oral or written, and specifically including any note, bond, mortgage, lease of real or personal property, license and other instrument.

“Copyright” means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other country as a result of statute or treaty.

“CPR” has the meaning set forth in Section 10.5(b).

“Damages” has the meaning set forth in Section 10.2(a).

“Data Lock” means, in respect of a clinical trial in support of a new drug application, the time at which, in accordance with the trial protocol, no modifications will be made to the clinical trial data base.

“Deferred Payment Period” has the meaning set forth in Section 3.1(c).

“Deferred Payments” has the meaning set forth in Section 3.1(c).

“Demand” has the meaning set forth in Section 10.5(b).

“Diligence Breach” has the meaning set forth in Section 8.10(a).

“Discounts” means amounts claimed as discounts with respect to PhosLo Products sold (a) on or before the Closing Date or (b) under any Excluded Contract.

“Effective Time” means 12:01 a.m. on the Closing Date.

“Employees” means the individuals employed by the Seller principally in the operation of the PhosLo Business.

“Employee Consent” means a consent by an Employee to the release of such Employee’s personnel files to the Buyer, substantially in the form of the Consent of Employee Regarding Transfer of Personnel Records attached hereto as Exhibit 9.3(g).

“Environmental Laws” means any Legal Requirement relating to the protection of safety, human health or the environment, including any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment. Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the Atomic Energy Act (42 U.S.C. § 2011 et seq.), and each similar Legal Requirement promulgated under such federal, state and local laws.

“EPICK Study” means the clinical study initiated by the Seller and designed to evaluate PhosLo’s ability to safely and effectively control serum phosphorus levels, parathyroid levels, serum calcium levels and calcium phosphorus product in chronic kidney disease, stage 4, patients.

“ERISA” means the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1001, et seq.).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Contracts” has the meaning set forth in Section 2.3(d).

“Excluded Liabilities” has the meaning set forth in Section 2.4(b).

“Family Member” means any of (i) a Person’s spouse, (ii) the natural or adoptive grandparents, parents, siblings, children or grandchildren of a Person or such Person’s spouse, (iii) the stepparents, stepchildren, stepbrothers or stepsisters of a Person or such Person’s spouse, (iv) the nieces, nephews, first cousins, aunts or uncles of a Person or such Person’s spouse, or (v) the spouse of any Person described in the foregoing clauses (i) through (iv).

“FDA” means the United States Food and Drug Administration.

“FDA Approval” means the approval, clearance or authorization of the FDA that allows the Buyer to make, sell, promote, market and distribute a pharmaceutical product for therapeutic use in humans on a lawful and commercial basis in the United States.

“FD&C Act” means the Food, Drug and Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder.

“Finished Goods Inventory” has the meaning set forth in Section 2.2(l).

“Fixed Assets” means all equipment (including computer hardware and data processing and telecommunications equipment), machinery, furniture and furnishings, fixtures, tools, vehicles and other tangible personal property of every type, in each case that are used principally in the PhosLo Business, whether owned or leased, all contract rights with respect thereto, and all maintenance records and other documents relating thereto.

“Foreign Marketing Authorization” means the equivalent of an FDA Approval in each country of the Territory other than the United States.

“GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for the applicable Person (or Persons on a consolidated basis, as the case may be) throughout the period indicated and consistent with such Person’s prior financial practices.

“Good Practices” means compliance with the applicable requirements contained in “Good Laboratory Practices,” “Investigational New Drug” and/or “current Good Manufacturing Practices” regulations as promulgated by the FDA.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Filings” has the meaning set forth in Section 7.1(a).

“GPOs” has the meaning set forth in the definition of “Wholesaler Charges.”

“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, explosive, corrosive, reactive, ignitable, infectious, radioactive, mutagenic, dangerous or otherwise hazardous; (iii) its presence at some quantity requires investigation, notification or remediation under any Environmental Law or common law; (iv) it constitutes a danger, a nuisance, a trespass or a health or safety hazard to persons or property; or (v) it is or contains, without limiting the foregoing clauses (i)-(iv), asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or any fraction thereof, nuclear fuel or waste, natural gas or synthetic gas.

“Healthcare Governmental Authority” means any Governmental Authority, whether created under any federal, state or local statute or regulation, which governs or has oversight over the delivery or reimbursement of healthcare services, including CMS and fiscal intermediaries and other agents acting on behalf of CMS, and the health department or health licensing department of any federal, state or local Governmental Authority.

“HSR Act” has the meaning set forth in Section 5.3(a).

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Information” has the meaning set forth in Section 8.5(a).

“Inventory” means all inventories of pharmaceuticals, goods, materials and supplies used principally in the PhosLo Business.

“Know-How” means ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes, inventions and discoveries, whether or not patentable.

“Knowledge of the Seller,” “Seller’s Knowledge” and similar phrases means the actual knowledge of any of the following Persons and the information available in the books, records and files of the Seller: [*******].

“Legal Requirement” means any statute, law, treaty, rule, regulation of any Governmental Authority or any Order applicable or binding upon the subject Person (including its business or the ownership or use of any of its assets), property or other asset.

“Liabilities” means all liabilities or obligations of any nature whatsoever, whether absolute or contingent, due or to become due, accrued or unaccrued, known or unknown, direct or consequential or otherwise.

“Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, license, covenant or other encumbrance (including the filing of, or agreement to file any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

“[*******] Agreement” has the meaning set forth in Section 2.2(p).

“Mark” means any word, name, symbol or device used by a Person to identify its goods or services, whether or not registered, and any right that may exist to obtain a registration with respect thereto from any Governmental Authority and any rights arising under any such application. As used in this Agreement, the term “Mark” includes trademarks and service marks.

“Master Formulations” has the meaning set forth in Section 2.2(d).

“Material Adverse Effect” means any change, including any damage, destruction or other casualty loss, that is or would reasonably be expected to be materially adverse to the Purchased Assets or the PhosLo Business including its financial condition or results of operations; provided however, (i) a “Material Adverse Effect” does not include any change caused by a change in any circumstance, political, economic or business conditions affecting the United States economy as a whole or the pharmaceutical sector of the United States economy specifically and (ii) in determining whether there has been a Material Adverse Effect, any change shall be considered both individually and together with all other changes.

“Medicaid” means that means tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria. (Social Security Act of 1965, Title XIX, P.L. 89 87; 42 U.S.C. 1396 et seq.).

“Medical Product Regulatory Authority” means any Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals, medical products, biologics or biopharmaceuticals, including the FDA.

“Medicare” means that government sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals. (Social Security Act of 1965, Title XVIII, P.L. 89-87 as amended, 42 U.S.C. 1395 et seq.).

“Milestone Payments” means the payments payable from the Buyer to the Seller pursuant to Sections 3.1(a)(i)-(vi) upon the achievement of certain milestones.

“NDA Filing Date” has the meaning set forth in Section 5.16(a).

“NDAs” has the meaning set forth in Section 2.2(a).

“Net Sales Deductions” means all: [*******].

“New Formulation Net Sales” means the excess of (a) the gross amount invoiced by the Buyer or its subsidiaries or Affiliates or its or their licensees, successors and assignees from or on account of sales or other dispositions of any New Formulation Products to unaffiliated third parties who are not licensees or sublicensees over (b) any Net Sales Deductions. The Buyer and any such sublicensees, Affiliates, licensees, successors and assignees shall allocate Net Sales Deductions to the New Formulation Products in a manner consistent with the manner in which it allocates similar deductions to products in the balance of its business. For the avoidance of doubt, New Formulation Net Sales shall not result from any transfer between or among the Buyer and any of its subsidiaries or Affiliates or its or their licensees, successors and assignees for resale, but shall result from the sale or resale by any such subsidiary, Affiliate, licensee, successor or assignee.

“New Formulation Net Sales Statement” has the meaning set forth in Section 3.2(b).

“New Formulation Products” means each and every [*******].

“New Formulation Rights” has the meaning set forth in Section 2.2(p).

“Noncompetition and Nonsolicitation Agreement” has the meaning set forth in Section 4.2(a)(ii).

“Order” means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Part D Rebate Contract” means each Contract designated as such on Schedule 2.2(e).

“Patent” means any patent granted by the United States Patent and Trademark Office or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the United States Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application, together with any divisionals, continuations or continuations in part with respect to any such patent applications, any re-examinations of any such patent, any reissues of any such patent and any amendments thereto as a result of reexamination.

“Patent Agreement” has the meaning set forth in Section 4.2(a)(v).

“Permits” means all licenses, permits, authorizations, registrations, certifications, certificates of occupancy, franchises and approvals of any nature issued by any Governmental Authority and used in the operation of the PhosLo Business, including regulatory approvals and worldwide registrations.

“Person” means an individual, partnership, corporation, limited liability company, trust, decedent’s estate, joint venture, joint stock company, association, unincorporated organization, Governmental Authority or other entity.

“PhosLo Business” has the meaning set forth in the Background Statement to this Agreement.

“PhosLo GelCap” means the size 0 capsule dose of PhosLo (667 mg) or the size 2 (333.5 mg) capsule dose of PhosLo as approved in NDA 21-160.

“PhosLo Products” means the following products: PhosLo GelCap and PhosLo Tablets.

“PhosLo Tablets” means the round tablet dose of PhosLo (667 mg) as approved by NDA 19-976.

“Plan” means any employee pension, retirement, profit-sharing, stock bonus, incentive, deferred compensation, stock option, employee stock ownership, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance or other plan, fund, program, policy, contract or arrangement, whether arrived at through collective bargaining or otherwise, providing employee benefits, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, currently maintained by, sponsored in whole or in part by, or contributed to by the Seller, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries, whether created in writing, through an employee manual or similar document, or orally.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proprietary Rights” means, cumulatively, Copyrights, Know-how, Marks, domain names, Patents, Trade Secrets and other intellectual property rights.

“Proprietary Software” has the meaning set forth in the definition of “Software.”

“Purchased Assets” has the meaning set forth in Section 2.2 of this Agreement.

“Purchased Proprietary Rights” has the meaning set forth in Section 5.6(a).

“Purchase Price” has the meaning set forth in Section 3.1.

“Qualified Beneficiaries” has the meaning set forth in Section 5.22(h).

“Rebate Charges” means amounts claimed by or under, and actually paid to or in respect of, Medicaid, state rebate programs, pharmaceutical benefit management organizations, managed care organizations, and other Persons as rebates under Contracts between such parties and the Seller or the Buyer, as the context requires.

“Registrations” has the meaning set forth in Section 2.2(a).

“Restricted Period” has the meaning set forth in Section 8.11(a).

“Retained Marks” has the meaning set forth in Section 8.7(a).

“Roxane Proceeding” has the meaning set forth in Section 2.4(a)(iii).

“Scientific Data” has the meaning set forth in Section 5.18(a).

“Seller” has the meaning set forth in the introductory sentence of this Agreement.

“Seller Certificate” has the meaning set forth in Section 9.3(c).

“Seller Damages” has the meaning set forth in Section 10.3(a).

“Seller Disclosure Schedule” has the meaning set forth in Section 5.

“Seller Indemnified Parties” has the meaning set forth in Section 10.3(a).

“Software” means:

(a) every computer software program or portion thereof (including operating systems, application programs, software tools, firmware and software imbedded within any telecommunications, dialysis or other equipment, including both object code and source code versions thereof), including computer software programs purchased or licensed from third parties;

(b) every computer software program that the Seller (including its employees and independent contractors) has designed or created and all electronic or written materials that explain any such computer software program or that were used in the development of any such computer software program or represent an interim step in the development of any such computer software program, including logic diagrams, flowcharts, procedural diagrams and algorithms, and all electronic or written materials used by the Seller or provided to any patient or physician in connection with the installation, customization or use of any of the computer software programs described above.

That portion of the Software that is owned by the Seller is referred to herein as the “Proprietary Software,” and that portion of the Software that is owned by any Person other than the Seller is referred to herein as the “Third-Party Software.”

“Specifications” has the meaning set forth in Section 5.21.

“Taxes” means all taxes, and all charges, fees, levies or other assessments imposed in respect thereof, imposed by a Governmental Authority (whether federal, state, local or foreign), including income, gross receipts, excise, property, estate, sales, use, stamp, value added, transfer, license, payroll, franchise, ad valorem, withholding, social security and unemployment taxes; and such term shall include any interest, penalties and additions to such taxes, charges, fees, levies or other assessments.

“Tax Return” means, with respect to any Person, any report, return or schedule attached to a return (or any combination thereof) required to be supplied by such Person to any Governmental Authority in connection with Taxes.

“Territory” shall mean each country in the world.

“Third-Party Consents” has the meaning set forth in Section 7.1(a).

“Third-Party Software” has the meaning set forth in the definition of the term “Software.”

“Trade Secrets” means business or technical information of any Person including, but not limited to, customer lists and Know-How, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.

“Trademark Agreement” has the meaning set forth in Section 4.2(a)(vi).

“Transaction Agreements” has the meaning set forth in Section 4.2(c).

“Transition Services Agreement” has the meaning set forth in Section 4.2(a)(viii).

“Wholesaler Charges” means amounts claimed by wholesalers of the PhosLo Products as chargebacks or returns to the wholesaler under contracts between group purchasing organizations, FSS and PHS (collectively, “GPOs”) and the Seller and amounts claimed by GPOs as administrative or marketing fees under contracts between GPOs and the Seller.

1.2 Construction.

(a) The article and section headings contained in this Agreement are solely for the purpose of reference and convenience, are not part of the agreement of the parties, and shall not in any way limit, modify or otherwise affect the meaning or interpretation of this Agreement.

(b) References to “Sections” or “Articles” refer to corresponding Sections or Articles of this Agreement unless otherwise specified.

(c) Unless the context requires otherwise, (i) the words “include,” “including” and variations thereof mean without limitation; (ii) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear; (iii) words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders; (iv) a term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb); and (v) currency amounts referenced herein are in U.S. Dollars.

(d) Any reference herein to a Legal Requirement shall include any amendment thereof, any successor thereto and any rules, regulations and published interpretations promulgated thereunder by Governmental Authorities.

(e) References to a number of days refer to calendar days unless Business Days are specified. Except as otherwise specified, whenever any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

CONTEMPLATED TRANSACTIONS

2.1 Purchase of Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, effective as of the Effective Time, the Seller shall sell, convey, assign, and transfer to the Buyer (or one or more of its assignees), all of the Seller’s right, title and interest in and to the Purchased Assets, and the Buyer (or one or more of its assignees) shall purchase, acquire and accept the Seller’s right, title and interest in and to the Purchased Assets, free and clear of any Lien of any nature except for Liens for Taxes not yet due and payable.

2.2 Purchased Assets. For purposes of this Agreement, the term “Purchased Assets” shall mean all of the tangible and intangible assets, rights and properties used or held for use by the Seller principally in connection with the PhosLo Business, including the following assets, rights and properties, but excluding the Excluded Assets:

(a) all regulatory approvals, worldwide product registrations and associated materials (including the product dossier) relating to the PhosLo Business or the PhosLo Products (the “Registrations”), including the New Drug Applications (No. 19-976 and No. 21-160) issued by the FDA (together with all amendments, supplements and updates thereto (the “NDAs”)), and the other approvals, registrations, pending registrations and associated materials set forth on Schedule 2.2(a) hereto;

(b) the name “PhosLo” and any variant thereof, and the other Marks, trade names and domain names set forth on Schedule 2.2(b) hereto;

(c) the Patents set forth on Schedule 2.2(c) hereto;

(d) the intangible property rights that relate primarily to or are embodied in the PhosLo Products or the PhosLo Business (including phosphate binders generally or any product, device or service for the treatment of hyperphosphetemia, if any), whether or not patentable, including but not limited to Copyrights, Know-how, Trade Secrets, the goodwill associated with the PhosLo Business, master formulations for the PhosLo Products (“Master Formulations”), master processes used for manufacturing the PhosLo Products from the Master Formulations and other confidential business information;

(e) the Contracts related to the PhosLo Business that are listed on Schedule 2.2(e) hereto exclusive of the rights thereunder that relate to PhosLo Products sold prior to the Closing Date or the operation of the PhosLo Business prior to the Closing Date (the “Assigned Contracts”);

(f) the exclusive right to satisfy all unfilled purchase orders relating to the PhosLo Products from and after the Closing Date;

(g) all brochures and other promotional and printed materials, trade show materials (including displays), videos, advertising and/or marketing materials, including materials containing post-marketing clinical data, in the Seller’s possession or under its control used solely in connection with the sale of the PhosLo Products and/or the conduct of the PhosLo Business, including the materials listed on Schedule 2.2(g);

(h) all warranties and guarantees and other similar contractual rights made by third parties in favor of the Seller with respect to the PhosLo Products or the PhosLo Business included in the Assigned Contracts exclusive of those to the extent relating to PhosLo Products sold prior to the Closing Date or the operation of the PhosLo Business prior to the Closing Date;

(i) copies of all customer and supplier lists, account lists, call data, sales history, call notes, marketing studies, consultant reports, physician databases, and correspondence (excluding invoices and credit memos) principally relating to the PhosLo Products or the PhosLo Business to the extent maintained by the Seller, and all complaint files and adverse event files principally relating to the PhosLo Products or the PhosLo Business to the extent maintained by the Seller, including the materials listed on Schedule 2.2(i);

(j) all PhosLo specific training materials including an outline of training, quizzes and answers that accompany the written training materials to the extent maintained by the Seller, including the materials listed on Schedule 2.2(j);

(k) the Permits listed in Schedule 2.2(k) (the “Assigned Permits”);

(l) all PhosLo Products held by or on behalf of the Seller in inventory as finished goods (the “Finished Goods Inventory”), as well as all other Inventory;

(m) the Scientific Data, including any rights of access that the Seller has to the Scientific Data;

(n) copies of all financial records maintained by the Seller principally in connection with the sale of PhosLo Products relating to sales, accounts receivable, returns, chargebacks, rebates and discounts, redacted as necessary to delete all records and data respecting or including other products of the Seller and/or other aspects of its business;

(o) all rights of the Seller and its Affiliates to develop, make, have made, sell, distribute, promote, and use the PhosLo Products worldwide subject, in the case of Canada, to the rights of Genpharm Inc. pursuant to that certain Distribution Agreement between Genpharm Inc. and the Seller dated July 12, 2005;

(p) all rights of the Seller, and its Affiliates to [*******] (the “New Formulation Rights”) and all rights of the Seller and its Affiliates, if any, to develop and manufacture such products;

(q) the Fixed Assets listed on Schedule 2.2(q);

(r) all telephone numbers and listings in telephone directories maintained by third parties as listed on Schedule 2.2(r);

(s) copies of all other files, records, books, documents, data, plans and proposals of the Seller relating principally to the PhosLo Business or PhosLo Products, whether in written, electronic, visual or other form, redacted as necessary to delete all files, records, books, documents, data, plans and proposals respecting or including other products of the Seller and/or aspects of its business;

(t) [intentionally blank];

(u) all claims and rights relating principally to the Purchased Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent, including all claims and rights of the Seller against third parties relating principally to the Purchased Assets or the Assumed Liabilities and including claims and rights under express or implied warranties but exclusive of those relating principally to PhosLo Products sold prior to the Closing Date or the operation of the PhosLo Business prior to the Closing Date; and

(v) the PhosLo Business as a going concern.

2.3 Excluded Assets. Notwithstanding anything in Section 2.2 to the contrary, the Purchased Assets shall not include any of Seller’s right, title or interest in or to the following assets, rights and properties (the “Excluded Assets”), all of which shall be retained by the Seller:

(a) [intentionally blank];

(b) all cash, cash equivalents and short-term investments of cash;

(c) all accounts receivable (billed and unbilled) in respect of sales of PhosLo Products made prior to the Closing Date;

(d) all Contracts and rights arising under any Contracts not specifically included in the Purchased Assets (the “Excluded Contracts”);

(e) the assets, rights and properties, if any, set forth on Schedule 2.3(e);

(f) any inter-company balances due to or from the Seller and any Affiliate;

(g) all interests in any real property, whether leased or owned;

(h) all Tax refunds and Tax deposits;

(i) any insurance policies;

(j) all Software;

(k) the Fixed Assets listed or described on Schedule 2.3(k);

(l) all telephone numbers and listings in telephone directories maintained by third parties other than those listed on Schedule 2.2(r); and

(m) all rights to receive payment of a license fee pursuant to Section 6.1(b) of the Distribution Agreement, dated as of July 12, 2005, between the Seller, Genpharm, Inc. and Prepharm, Inc.

2.4 Assumption of Liabilities.

(a) Assumed Liabilities. On the Closing Date, the Buyer shall assume, and shall thereafter timely pay and perform, the following Liabilities of the Seller (the “Assumed Liabilities”):

(i) the Liabilities of the Seller arising after the Effective Time under the Assigned Contracts (including in respect of all open purchase orders for PhosLo Products placed by customers with the Seller as of the Effective Time and all purchase orders and committed forecasts placed by the Seller with Braintree and Verdugt for the production or delivery of Inventory as of the Effective Time), excluding, however, any such Liabilities that arise from defaults or breaches under such Assigned Contracts based upon actions, omissions, circumstances or occurrences existing or occurring before the Closing Date (including for this purpose any event which, with notice or time, would constitute such a breach or default and any breach or default that occurs as a result of the Closing);

(ii) all Liabilities under the Registrations and the Assigned Permits, if any, to the extent to be satisfied or performed, or arising out of acts or omissions of the Buyer, after the Closing Date; and

(iii) any Liabilities arising from the Proceeding known as Nabi Biopharmaceuticals v. Roxane Laboratories, Inc., filed in the United States District Court for the Southern District of Ohio (the “Roxane Proceeding”), based on acts, circumstances or omissions occurring after the Effective Time including the fees and expenses of counsel and experts and other third parties incurred in connection with the prosecution of the Roxane Proceeding after the Effective Time. Any such Liabilities based on acts, circumstances or omissions occurring prior to the Effective Time shall remain Liabilities of the Seller.

(b) Liabilities Not Assumed. Except for the Liabilities specifically assumed pursuant to Section 2.4(a), the Buyer shall not assume, shall not take subject to and shall not be liable for, any Liabilities of the PhosLo Business, the Seller or any Affiliate of the Seller (the “Excluded Liabilities”). Without limiting the generality of the foregoing and notwithstanding anything in Section 2.4(a) to the contrary, the Excluded Liabilities shall include the following:

(i) any Liabilities incurred or arising in connection with the operation of the PhosLo Business, the condition of the Seller’s assets or the ownership of the Purchased Assets prior to the Effective Time, including any claims made by or against the Seller or any Affiliate of the Seller, whether before or after the Closing Date, that arise out of actions, omissions, circumstances or occurrences existing or occurring before the Closing Date;

(ii) any claim, lawsuit or Liability of any kind or nature whatsoever (including any Liabilities relating to malpractice, tort or breach of contract claims asserted by any customer, patient, former patient, employee or any other party) that is based on PhosLo Products sold prior to the Effective Time, the sale after the Effective Time of Finished Goods Inventory existing as of the Effective Time, or marketing practices or marketing materials for PhosLo Products used prior to the Effective Time;

(iii) any Liabilities to refund or repay, and all Liability associated with, any unreconciled payments, overpayments, duplicate payments, refunds, discounts, rebates or adjustments due to Medicare, Medicaid, Blue Cross Blue Shield, or any other healthcare reimbursement or payment program or intermediary third-party payor, any states, the Veterans Administration, other governmental programs or any other Person in respect of PhosLo Products sold prior to the Effective Time, including any Liabilities to repay any amounts for failure to report correctly average manufacturing price or best price in violation of any Contract or Permit, including the Seller’s Medicaid Rebate Agreement, Pharmaceutical Provider Agreement with the Veterans Administration, or 340B Agreement, in violation of any Legal Requirement with respect to the calculation of reported prices, or any Liabilities for rebates or discounts for PhosLo Products bearing the Seller’s NDC number arising under Part D Rebate Contracts and Commercial Rebate Contracts assigned to the Buyer pursuant to Section 8.17;

(iv) any Liabilities relating to investigations of the Seller or any Affiliate of the Seller by any Governmental Authority or relating to any noncompliance by the Seller or any Affiliate of the Seller with Legal Requirements, including applicable healthcare laws and regulations;

(v) any Liabilities arising out of or relating to the conduct of the CARE 2 Study or the EPICK Study prior to the Effective Time;

(vi) any Liabilities (whether assessed or unassessed) of the Seller or any Affiliate of the Seller for any Taxes, including any Taxes arising by reason of the transactions contemplated herein;

(vii) all Liabilities with respect to the Wholesaler Charges and Discounts in respect of PhosLo Products sold prior to the Effective Time;

(viii) any product liability relating to or arising out of the sale of PhosLo Products prior to the Effective Time or the sale after the Effective Time of the Finished Goods Inventory existing as of the Effective Time;

(ix) all Liabilities arising out of or relating to the recall, replacement or return of, or any claim for breach of warranty in respect of or for refund of the purchase price of, the PhosLo Products sold prior to the Closing Date;

(x) all Liabilities of the Seller or its predecessors arising under any Environmental Laws;

(xi) any Liabilities attributable to any period prior to the Closing Date that arises out of any Contract, including Assigned Contracts, so long as such Liabilities do not arise as a result of the performance or non-performance of such Assumed Contract by the Buyer after the Closing Date;

(xii) except as specifically set forth in this Agreement, any Liabilities to former or current officers, directors, employees, shareholders or Affiliates of the Seller or any Affiliate of the Seller, including any Liabilities of the Seller or any Affiliate of the Seller in connection with any Plans or collective bargaining, labor or employment agreement or other similar arrangement, any obligations in respect of retiree health benefits, and any accrued employee paid time off, including for vacation and sick leave;

(xiii) any Liabilities of the Seller or any Affiliate of the Seller incurred or arising in connection with this Agreement, including any fees or expenses of the Seller or any Affiliate of the Seller incurred in connection with the transactions contemplated herein; and

(xiv) any Liabilities relating to Excluded Assets.

2.5 Consent of Third Parties. On the Closing Date, the Seller shall assign to the Buyer, and the Buyer shall assume, the Assigned Contracts to the extent provided in this Agreement. To the extent that the assignment of all or any portion of any Assigned Contract shall require the consent of the other party thereto or any other third party, this Agreement shall not constitute an agreement to assign any such Assigned Contract if an attempted assignment without any such consent would constitute a breach or violation thereof. In order, however, to seek to provide the Buyer the full realization and value of every Assigned Contract of the character described in the immediately preceding sentence (i) as soon as practicable after the Closing, the Seller and the Buyer shall cooperate, in all reasonable respects, to obtain any necessary consents to the assignment of the Assigned Contracts, provided that neither party shall be required to make any payments or agree to any material undertakings in connection therewith, and (ii) until all such consents are obtained or all such Assigned Contracts expire or are terminated, the Seller and the Buyer shall cooperate, in all reasonable respects, to provide to the Buyer the benefits under the Assigned Contracts (with the Buyer entitled to all the gains and responsible for all the losses, Taxes and Liabilities thereunder). In connection with clause (ii) of this Section 2.5, the Seller shall seek to enforce at the cost of and for the benefit and risk of the Buyer all claims or rights of the Seller arising under the Assigned Contracts to the extent such claims or rights are included in the Purchased Assets, and the Buyer shall perform and comply with, at the Buyer’s cost, all of the Seller’s obligations under the Assigned Contracts, to the extent such obligations are Assumed Liabilities as if the Buyer was the Seller thereunder. Nothing in this Section 2.5 shall in any way diminish the conditions in Article IX of this Agreement.

2.6 Registrations and Applicable Permits. On the Closing Date, the Seller shall assign or transfer to the Buyer, and the Buyer shall assume, the Registrations and Assigned Permits to the extent provided in this Agreement to the extent that they are assignable, provided, however, that the Buyer will reimburse the Seller on the Closing Date for the portion of the fees paid by the Seller in respect of periods after the Effective Time under the Prescription Drug User Fee Act. To the extent that the assignment or transfer of all or any portion of any Registration or Permit shall require the consent of the other party thereto or any other third party, this Agreement shall not constitute any agreement to assign or transfer any such Registration or Permit if an attempted assignment or transfer without any such consent would constitute a breach or violation thereof. In order, however, to seek to provide the Buyer the full realization and value of every Registration and Permit of the character described in the immediately preceding sentence (i) as soon as practicable after the Closing, the Seller and the Buyer shall cooperate, in all reasonable respects, and use best efforts to obtain, at the earliest possible date, any necessary consents to the assignment or transfer of the Registrations and Permits, provided that neither party shall be required to make any payments or agree to any material undertakings in connection therewith, and (ii) until all such consents are obtained or all such Registrations and Permits expire or are terminated, the Seller and the Buyer shall cooperate, in all reasonable respects, to provide to the Buyer the benefits under the Registration and Permits (with the Buyer entitled to all the gains and responsible for all the losses, Taxes and Liabilities thereunder). In such event, the Buyer shall perform and comply with, at the Buyer’s cost, all of the Seller’s obligations under the Registrations and Permits to the extent such obligations are Assumed Liabilities, as if the Buyer was the Seller thereunder. Nothing in this Section 2.6 shall in any way diminish the conditions in Article IX of this Agreement.

ARTICLE III

PURCHASE PRICE AND CLOSING

3.1 Purchase Price. In consideration of the transfer to the Buyer of the Purchased Assets and the covenants of the Seller set forth herein, and subject to the terms and conditions of this Agreement, the Buyer shall pay or cause to be paid to the Seller the following amounts (together, the “Purchase Price”):

(a) $65,000,000 in cash on the Closing Date (the “Closing Payment”);

(b) the following amounts payable within ten (10) Business Days of notification of the achievement of each of the following Milestones; provided, however, that the payment due in connection with the achievement prior to the Closing Date of the Milestone in Section 3.1(b)(i) shall be payable on the Closing Date or within five (5) Business Days after the Closing Date:

(i) $5,000,000 upon completion of Data Lock related to the EPICK Study;

(ii) $2,500,000 upon submission to the FDA of an application seeking FDA Approval to market PhosLo GelCaps for use by chronic kidney disease, stage 4 patients, which application meets the requirements of 21 CFR Part 3.14 and other relevant FDA guidance and has been prepared in accordance with normally accepted industry standards for such applications, but only if such application is submitted by December 31, 2009;

(iii) $2,500,000 upon FDA Approval to market a PhosLo Product for use by chronic kidney disease, stage 4 patients, but only if such FDA Approval is obtained by the tenth anniversary of the date hereof;

(iv) $2,500,000 upon presentation of the CARE 2 Study abstract at the American Society of Nephrology 2006 meeting or cancellation of the meeting by ASN;

(v) $2,500,000 upon acceptance and publication of the CARE 2 Study by a mutually agreed upon third party peer reviewed medical journal, but only if published by December 31, 2010;

(vi) $5,000,000 within ten Business Days after the first commercial sale of a New Formulation Product by the Buyer or its Affiliates or their licensees or assignees, but only if such first commercial sale is made by the tenth anniversary of the date hereof; and

(c) deferred payments (the “Deferred Payments”) equal to [*******] of the annual New Formulation Net Sales in excess of $32,000,000 in each such calendar year during the period (the “Deferred Payment Period”) from the Closing Date through the earlier to occur of (a) receipt by the Seller of Closing Payments, Milestone Payments and Deferred Payments totaling $150,000,000, and (b) the tenth anniversary of the Closing Date. Notwithstanding the foregoing, the $32,000,000 threshold for the calendar year that includes the tenth anniversary of the Closing Date shall be prorated and reduced by multiplying $32,000,000 by a fraction equal to the total number of days between January 1, 2016 and the tenth anniversary of the Closing Date (inclusive) divided by 366. In no event shall the Buyer be obligated to pay the Seller Closing Payments, Milestone Payments and Deferred Payments of more than $150,000,000.

(d) The Buyer agrees that it shall have no right to set-off or apply against any Milestone Payment or Deferred Payment that the Buyer is obligated to make to the Seller under this Agreement after the Closing any amounts owed to the Buyer or its Affiliates by the Seller (including, without limitation, any indemnification obligation of the Seller under Section 10.2) unless and until such amount(s) shall have been reduced to an arbitration award or judgment.

3.2 Reports; Payments.

(a) Each party shall notify the other in writing whenever it believes that the Buyer has earned a Milestone Payment (including the Milestone in Section 3.1(b)(i)), together with reasonably detailed information supporting the achievement of the corresponding Milestone. Except with respect to the Milestone in Section 3.1(b)(i), the Seller shall not notify the Buyer of the achievement of any Milestone before the Closing Date. Except as otherwise provided in Section 3.1(b)(i), within ten (10) Business Days of the notice of achievement of a Milestone, the Buyer shall either pay the Seller the Milestone Payment or, if the Buyer disputes whether the Seller has earned the Milestone Payment, provide the Seller with written notice of its objections to payment of the Milestone Payment, with reasonably detailed supporting information.

(b) The Buyer shall deliver to the Seller, within forty-five (45) days after the last day of each calendar quarter (or partial quarter) that ends during the Deferred Payment Period, a statement in the form attached hereto as Schedule 3.2 (each, a “New Formulation Net Sales Statement”), setting forth (i) the gross amount of invoiced sales for each New Formulation Product (including unit quantities) for the year to date and the quarter then ended, (ii) the Net Sales Deductions for each such period (which deductions shall be aggregated by category), and (iii) the calculation of the related Deferred Payment then due, if any. For the avoidance of doubt the Seller agrees that no Deferred Payments shall be due in respect of any quarter unless the New Formulation Net Sales Statement delivered for such quarter establishes that the New Formulation Net Sales for the period from January 1 of such year through the end of such quarter exceed $32,000,000. If a New Formulation Net Sales Statement shall establish that Deferred Payments are due, then the Buyer shall pay such Deferred Payments to the Seller within ten days of its receipt of such New Formulation Net Sales Statement. The parties agree that the first Deferred Payment hereunder and the associated statement shall be made by the Buyer with respect to the quarter ending after the first commercial sale of a New Formulation Product.

(c) Any disputes regarding the right to receive any of the foregoing payments that cannot be settled amicably between the parties shall be resolved by arbitration in accordance with the arbitration procedures set forth in Sections 10.5(b) through 10.5(i).

3.3 Books and Records; Audits. For a period of not less than three years after the relevant calendar year, the Buyer and its subsidiaries and Affiliates and its and their licensees that sell PhosLo Products and New Formulation Products shall keep full, true and accurate books of account sufficient to determine the amounts payable pursuant to Section 3.1. The Seller shall have the right, not more than once during any calendar year, to have the books and records of the Buyer, its subsidiaries and Affiliates and its and their licensees audited by a qualified independent accounting firm of the Seller’s choosing, subject to the Buyer’s approval, which approval shall not be unreasonably withheld or delayed, under appropriate confidentiality provisions, to ascertain the accuracy of the reports and payments under Section 3.2 and compliance by the Buyer with its obligations under Section 3.1. Such audit shall be conducted upon at least ten days’ advance notice during normal business hours and in a manner that does not interfere unreasonably with the business of the audited entity. Subject to the Buyer’s right to dispute such amounts, any underpayment determined by such audit shall promptly be paid by the Buyer. The Seller shall pay for the costs of such audit unless such audit shall establish an underpayment to the Seller in any calendar year of more than the greater of (i) 10% of the correct Deferred Payment and (ii) $50,000, in which event the Buyer shall reimburse the Seller for not more than $20,000 of the Seller’s out-of-pocket costs incurred in connection with conducting such audit.

3.4 Payments. Payments of Purchase Price shall be made by wire transfer to an account or accounts designated by the Seller at least two Business Days prior to the payment due date.

3.5 Allocation of Closing Payment. The parties shall allocate the Closing Payment among the Purchased Assets and the Seller’s covenants as indicated on Schedule 3.5. The parties agree to report the transactions contemplated by this Agreement for income Tax purposes in accordance with such allocation pursuant to Section 1060 of the Code and the regulations thereunder, and agree not to take, in any filing with or accompanying any Tax Return reporting any part of the transactions contemplated herein, a position inconsistent with such allocations.

3.6 Freedom to Conduct Business Unimpaired. Subject to the terms of this Agreement, including Sections 8.10 and 8.11, the Seller acknowledges and agrees that the Buyer and its Affiliates shall be free to pursue their respective business goals and that New Formulation Net Sales may be affected thereby. Accordingly, this Agreement shall not be deemed to impose any express or implied obligation on the Buyer or any of its Affiliates to maximize New Formulation Net Sales for all or any portion of the Deferred Payment Period or to impair the freedom of the Buyer and its Affiliates to conduct their respective businesses as they deem appropriate.

ARTICLE IV

CLOSING

4.1 Closing. The closing of the purchase and sale of the Purchased Assets and the consummation of the other transactions contemplated herein (the “Closing”) shall take place on October 18, 2006, or, if all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have not been satisfied in full or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than three Business Days) after the first date on which the conditions to the obligations of the parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have been satisfied or waived (the “Closing Date”), at the offices of Nutter McClennen & Fish LLP, in Boston, Massachusetts, beginning at 10:00 a.m., local time. The Closing shall be effective as of the Effective Time.

4.2 Closing Obligations. At the Closing:

(a) The Seller shall deliver (or cause to be delivered) to the Buyer:

(i) the various certificates, instruments and documents required to be delivered under Section 9.3;

(ii) a Non-solicitation and Non-competition Agreement in the form attached hereto as Exhibit 4.2(a)(ii) (the “Noncompetition and Nonsolicitation Agreement”)

(iii) a letter from the Seller in the form attached hereto as Exhibit 4.2(a)(iii), notifying the FDA of the transfer of the rights to the Registrations to the Buyer;

(iv) a Bill of Sale in the form attached hereto as Exhibit 4.2(a)(iv) (the “Bill of Sale”);

(v) a Patent Assignment Agreement in the form attached hereto as Exhibit 4.2(a)(v) (the “Patent Agreement”);

(vi) a Trademark Assignment Agreement in the form attached hereto as Exhibit 4.2(a)(vi) (the “Trademark Agreement”);

(vii) an Assignment and Assumption Agreement in the form attached hereto as Exhibit 4.2(a)(vii) (the “Assumption Agreement”);

(viii) a Transition Services Agreement in the form attached hereto as Exhibit 4.2(a)(viii) (the “Transition Services Agreement”);

(ix) such other instruments of conveyance, consent, and acknowledgement as may be required to convey all of the Purchased Assets to the Buyer, to permit the Buyer to record or register all registrable Purchased Proprietary Rights and to put the Buyer in possession and control of all of the Purchased Assets of a tangible nature, including documents and data in electronic formats, to the extent that such documents and data are in electronic formats;

(x) original executed versions of the Assigned Contracts except for those that are not in the Seller’s possession, as indicated on Schedule 2.2(e); and

(xi) copies of the Software listed on Schedule 4.2(a)(xi) (the Buyer acknowledging that such copies of Software will be provided by the Seller without any representation or warranty of any kind including as to any title or right of the Seller or the Buyer to use such Software).

(b) The Buyer shall deliver (or cause to be delivered) to the Seller:

(i) The various certificates, instruments and documents required to be delivered under Section 9.2;

(ii) The Assumption Agreement;

(iii) The Noncompetition and Nonsolicitation Agreement;

(iv) The Transition Services Agreement;

(v) A letter from the Buyer to the FDA in the form attached hereto as Exhibit 4.2(b)(v), notifying the FDA of the transfer of the Registrations to the Buyer; and

(vi) The Closing Payment.

(c) The agreements and instruments referred to in Sections 4.2(a)(ii) through (viii) and Section 4.2(b)(v), together with this Agreement, are referred to herein as the “Transaction Agreements.”

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed on Schedule 5 hereto (the “Seller Disclosure Schedule”) the Seller represents and warrants to the Buyer the following:

5.1 Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, as indicated in the introductory paragraph of this Agreement. The Seller has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets (including the Purchased Assets) and to carry on the PhosLo Business as presently conducted. The Seller is duly qualified to do business as a foreign corporation in all the states, provinces and jurisdictions in which such qualification is necessary because of the operation of the PhosLo Business, the ownership or use of the Purchased Assets or otherwise.

5.2 Authority Relative to this Agreement. The Seller has full corporate or other power and authority to execute, deliver and perform this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate or other action on its part and no other further authorization or consent of the Seller or its board of directors, lenders or stockholders will be necessary. This Agreement has been, and each other Transaction Agreement will be, duly executed and delivered by the Seller and constitutes, and such other Transaction Agreement will constitute, the legally valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors’ rights and by general principles of equity.

5.3 Consents and Approvals; No Violations.

(a) Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), there is no requirement applicable to the Seller to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of each Transaction Agreement by the Seller and the Seller’s compliance with the terms thereof will not: (i) conflict with any provision of the articles of incorporation, bylaws or other governing documents of the Seller; (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, result in the loss of any rights under, or require any notice, consent or waiver under, any Assigned Contract or any Assigned Permit; (iii) contravene, conflict with, violate, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy (including revocation, withdrawal, suspension or modification of any Permit) or obtain any relief under, any Legal Requirement applicable to the Seller; (iv) violate any Order specifically naming the Seller or any of its properties or assets; or (v) result in the creation or imposition of any Lien of any nature upon any of the Purchased Assets.

5.4 Purchased Assets.

(a) Tangible Assets. Schedule 5.4(a) lists or describes, as of the Closing Date, each item of the Purchased Assets that is tangible personal property (other than Inventory). The Fixed Assets listed on Schedule 2.2(q) are all of the Fixed Assets owned or leased by the Seller that are used primarily in connection with the PhosLo Business. All such Purchased Assets are in good working order and condition, reasonable wear and tear excepted.

(b) Title. The Seller has the right to sell and transfer to the Buyer good title to the Purchased Assets, free and clear of all Liens except for Liens for Taxes not yet due and payable. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good title to the Purchased Assets in the Buyer, free and clear of all Liens except for Liens for Taxes not yet due and payable and Liens arising solely by actions or failures to act of the Buyer.

(c) Sufficiency. Except for the Excluded Assets and for the Seller’s assets that are used in connection with the provision of the corporate overhead and administrative services and the assets listed or described in Schedule 5.4(c), the Purchased Assets constitute all of the assets necessary for the continued conduct of the PhosLo Business by the Buyer after the Closing in substantially the same manner as conducted by the Seller prior to the Closing. The telephone numbers and telephone directory listings listed on Schedule 2.2(r) are all of the telephone numbers and telephone directory listings that are used by the Seller primarily in connection with the PhosLo Business.

5.5 Real Property. [Intentionally Blank].

5.6 Intellectual Property.

(a) Ownership and Right to Use. The Seller owns or has the right to use on a worldwide basis all of the Proprietary Rights included within the Purchased Assets (the “Purchased Proprietary Rights”). The Purchased Proprietary Rights include all of the Proprietary Rights necessary for the continued conduct of the PhosLo Business by the Buyer after the Closing in substantially the same manner as conducted by the Seller prior to the Closing. None of the Purchased Proprietary Rights will lapse, be terminable, be diminished or limited or be subject to any additional restrictions as a result of the Closing and the assignment of the Purchased Proprietary Rights to the Buyer. Each Person under Seller’s control, if any, who has participated in the creation, development, testing, modification or documentation of any PhosLo Product or New Formulation Product has entered into an enforceable agreement with the Seller assigning to the Seller, or is required by Legal Requirement to assign to the Seller, any of such Person’s rights in the Purchased Proprietary Rights.

(b) Marks and Trade Names. Schedule 5.6(b) lists each Mark, trade name and domain name that has been used by the Seller since August 4, 2003 to identify the PhosLo Business or the PhosLo Products and lists each registration that has been filed or obtained by the Seller with respect to any such Marks. All such pending and registered Marks are valid. To the Knowledge of the Seller, no other Person is using a confusingly similar Mark to describe products that are similar to the PhosLo Products.

(c) Patents. Schedule 5.6(c) lists each Patent owned or licensed by the Seller and used in or in connection with the PhosLo Business, specifies whether each such Patent is owned or licensed by the Seller and lists each country in which each such issued Patent has been issued. Each such issued Patent is valid and enforceable with regard to its coverage of the applicable PhosLo Product. Each Contract pursuant to which the Seller licenses any Patent included within the Purchased Proprietary Rights grants the Seller the unrestricted right to carry on any business within the scope of the inventions covered by such Patent in the countries in which the Patent is valid. Neither the Seller nor, to the Knowledge of the Seller, anyone acting on its behalf in a representative capacity, has knowledge of any material misrepresentation made to any Governmental Authority in connection with the procurement of any Patent included in the Purchased Proprietary Rights.

(d) Copyrights. Schedule 5.6(d) lists each Copyright registration included within the Purchased Proprietary Rights.

(e) Trade Secrets. The Seller has taken efforts that are reasonable under the circumstances to prevent the unauthorized disclosure to any other Person of such portions of the Seller’s Trade Secrets included in the Purchased Assets as would enable any other Person to compete with the Seller within the scope of the PhosLo Business as now conducted and as presently proposed to be conducted. Each current or former Employee and independent contractor of the Seller engaged principally in the operation of the PhosLo Business has executed a confidentiality agreement with the Seller or is subject to an obligation of confidentiality.

(f) Agreements with Other Persons. Schedules 5.6(c) and 5.6(f) list each Contract pursuant to which the Seller has licensed or otherwise acquired the right to use any Purchased Proprietary Rights that are not owned by the Seller. The Seller has performed the obligations required to be performed by it under the terms of each such Contract, and neither the Seller nor, to the Knowledge of the Seller, any other party to any such Contract is in default under any such Contract. Except as disclosed in Schedule 5.6(f) or as set forth in the Contracts listed in Schedule 5.6(f), the Seller has no obligation to pay any royalty or other fee to any Person relating to any of the Purchased Proprietary Rights and is not under any obligation to any other Person to register, protect or otherwise take any action with respect to any of the Purchased Proprietary Rights. There is no Contract, other than those Contracts listed in Schedules 5.6(c) and 5.6(f), that grants any Person a license in any of the Purchased Proprietary Rights or that imposes any restriction or limitation upon the Seller relating to its use of the Purchased Proprietary Rights. The Seller is not required to pay any royalty or other similar recurring payment to any other Person in connection with developing, making, having made, using, importing, distributing, offering for sale or selling the PhosLo Products or a New Formulation Product, except for (i) payments to Governmental Authorities pursuant to requirements of general application to Persons engaged in developing, making, having made, using, importing, distributing, offering for sale or selling pharmaceutical products, and (ii) administrative payments made to Governmental Authorities in the ordinary course, such as patent maintenance fees.

(g) No Infringement. The Seller’s operation of the PhosLo Business in the United States and Canada does not conflict with, infringe upon, contribute to or induce the infringement of, or misappropriate or violate any Patent, Mark, trade name, Copyright, Trade Secret or other proprietary right of any other Person; provided that any representation and warranty made in this sentence with respect to New Formulation Products is made solely to the Knowledge of the Seller. Since August 4, 2003, the Seller has not received notice of a pleading or threatened claim, interference action or other judicial or adversarial proceeding claiming that (i) the development, manufacture, marketing, sale, distribution, promotion and/or use of the PhosLo Products or the development of the New Formulation Products infringes any Patent, Mark, trade name, Copyright, Trade Secret or other proprietary right of any other Person, or (ii) the Seller has misappropriated or is misappropriating or otherwise improperly using the Trade Secrets, formulae or proprietary rights of any other Person with respect to the development, manufacture, marketing, sale, distribution, promotion and/or use of the PhosLo Products or the development of New Formulation Products. There is no pending or threatened claim by the Seller against any other Person for infringement, misuse, violation or misappropriation of the Purchased Proprietary Rights and, to the Knowledge of the Seller, no facts or circumstances exist or are threatened that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such claim.

5.7 Software. Schedule 5.7 lists all Proprietary Software and all Third-Party Software used by the Seller in connection with the PhosLo Business, other than unmodified versions of publicly available word processing, accounting, communications and similar software.

5.8 Permits.

(a) Schedule 5.8(a) lists all of the Permits. The Permits constitute all of the licenses, permits, authorizations, registrations, certifications, certificates of occupancy, franchises and approvals of any nature from Governmental Authorities that are necessary to enable the Seller to own, lease or otherwise hold its assets, to carry on the PhosLo Business as presently conducted including all rights to receive payment from private and Healthcare Governmental Authorities for PhosLo Products.

(b) Each Permit is in full force and effect. Since August 4, 2003, no violations of any Permit have occurred or, to the Knowledge of the Seller, have been alleged to have occurred. No Proceedings are pending or, to the Knowledge of the Seller, threatened that would have the effect of revoking or limiting or affecting the transfer or renewal of any Permit. No Permit is subject to any restrictions or conditions that would limit the PhosLo Business as presently conducted. Each Permit may be assigned to the Buyer without the consent of any Person other than the Seller. Each Permit shall be in full force and effect immediately subsequent to the Closing and shall not be subject to any additional restriction or condition as a result of their assignment to the Buyer.

5.9 Contracts.

(a) Each of the Seller’s Contracts relating principally to the PhosLo Business is disclosed in Schedule 5.9(a). True and correct copies of the written Contracts have been made available to the Buyer by the Seller.

(b) Each Assigned Contract is a legal, valid and binding obligation of the Seller and is enforceable by the Seller against the other party or parties to such Assigned Contract in accordance with its terms (except as its enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors’ rights and by general principles of equity).

(c) There is no event of default or breach by the Seller or, to the Knowledge of the Seller, any other Person under any Assigned Contract and no facts or circumstances exist that, with the passage of time or the giving of notice or both, would constitute an event of default or breach. The Seller has not received notice that the Seller is in default under or in breach of any Assigned Contract or received notice of the termination of any such Assigned Contract. The Seller has not given notice to any other party to any of the Assigned Contracts that such other party is in default thereunder or in breach thereof or given notice of the termination thereof. The Seller has not received from any other party to any of the Assigned Contracts notice of any actual or potential claim relating to (i) any breach by the Seller of any warranty or any applicable standard of care or (ii) any negligence or similar claim arising in relation to any Assigned Contract. The Seller has no Knowledge of any facts or circumstances that could give rise to any one or more of the claims set forth in this paragraph.

(d) With respect to any and all Contracts (including Excluded Contracts) relating to the PhosLo Business (i) the Seller is not a party to and has not received notice of the commencement of any debarment proceeding or governmental investigation or action (including any civil investigative demand or subpoena under the False Claims Act (31 U.S.C. §3729, et seq.), Anti-Kickback Act (42 U.S.C. §1320a-7(b)), The Stark Law (42 U.S.C. §1395nn), Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Foreign Corrupt Practices Act (15 U.S.C. §§78m, 78dd-1-3 and 78ff), Truth in Negotiations Act (10 U.S.C. §§2306 and 2306a) or otherwise), and no grounds for any such Proceeding, investigation, or action exist and (ii) the Seller is in compliance in all material respects with all of the terms, conditions and other requirements of such Contracts and all Legal Requirements relating thereto.

(e) The Seller has the right to assign to the Buyer each of the Assigned Contracts without the consent of any Person and, upon such assignment at Closing in the manner contemplated by this Agreement, the Buyer shall have all of the rights of the Seller thereunder. No Assigned Contract may be terminated by any other party thereto as a result of the transactions contemplated by this Agreement.

(f) There have been no indemnification claims made by the Seller against Braintree or its Affiliates under or in connection with the Asset Purchase Agreement, dated June 23, 2003, between the Seller and Braintree (the “Braintree Purchase Agreement”).

5.10 Financial Statements. Schedule 5.10 sets forth the Seller’s gross revenue, net revenue, cost of sales and gross margin of the PhosLo Product for the periods therein specified, determined in accordance with GAAP applied on a consistent basis.

5.11 Books and Records. All the books and records of the Seller respecting the PhosLo Business have been maintained in the ordinary course of business consistent with the past practices and do not contain any material inaccuracies, discrepancies or omissions. The Seller has records that accurately and validly reflect its transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management’s general or specific authorization, and (ii) recorded in conformity with GAAP so as to maintain accountability for assets.

5.12 Taxes. There are no Liens with respect to Taxes (except for Liens for Taxes that are not yet delinquent) upon any of the Purchased Assets. Schedule 5.12 lists each jurisdiction in which the Seller collects, or is registered to collect, sales Taxes in respect of sales of the PhosLo Products.

5.13 Liabilities. [Intentionally Blank].

5.14 Product Liability; Litigation. Schedule 5.14 lists each (a) product liability claim (including any claim based on strict products liability, negligence, other tort theories, breach of express or implied warranty) that has been asserted in writing against the Seller or, to the Knowledge of the Seller, against any other Person, relating to the PhosLo Products since August 4, 2003; (b) Order of any Governmental Authority, or any formal investigation conducted by any Governmental Authority and any subpoena in connection therewith, since August 4, 2003 that specifically names the Seller or, to the Knowledge of the Seller, any other Person and relates to the PhosLo Business; and (c) Proceeding by or before any Governmental Authority to which the Seller or, to the Knowledge of the Seller, any other Person is or has been a party since August 4, 2003 that relates to the PhosLo Business. Since August 4, 2003, neither the Seller nor, to the Knowledge of the Seller, any other Person has received written notice alleging the need for any recall arising out of, and neither the Seller nor, to the Knowledge of the Seller, any other Person has been held liable for, any injury to individuals or property as a result of the ownership, possession or use of any PhosLo Product developed, manufactured, sold, leased or delivered in connection with the PhosLo Business.

5.15 Litigation. Since August 4, 2003, there have been no Proceedings pending, or to the Knowledge of the Seller, threatened, by or against or affecting the Seller that relate to any of the Purchased Assets or the PhosLo Business or seeking to enjoin the consummation of the transactions contemplated hereunder. To the Knowledge of the Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

5.16 Regulatory Compliance.

(a) The Seller has made available to the Buyer true and correct copies of the NDAs and drug master files and has made available to the Buyer copies of material written communications between the Seller, Braintree or any third party manufacturer of the PhosLo Products, on the one hand, and the FDA or any other applicable Medical Product Regulatory Authority, on the other hand, since May 8, 1989 (the “NDA Filing Date”), and any existing written summaries of material discussions between such parties since the NDA Filing Date, that describe matters that are material to assessing compliance of the Seller’s or Braintree’s operation of the PhosLo Business or any third party manufacturer’s production of the PhosLo Products with the FD&C Act and its implementing regulations, including copies of (i) all warning letters, notices of adverse findings and similar correspondence received by the Seller, Braintree or such third party manufacturer from the FDA since the NDA Filing Date, (ii) all audit reports relating to audits for compliance with the FD&C Act performed since the NDA Filing Date and submitted to the FDA and (iii) any document concerning any significant oral or written communication received from the FDA by the Seller, Braintree or a third party manufacturer since the NDA Filing Date; provided, however, that the Seller’s representations hereby with respect to Braintree and each other third party manufacturer are limited to matters as to which the Seller has Knowledge.

(b) The Seller’s operation of the PhosLo Business is in material compliance with all FDA and other comparable state and local Legal Requirements applicable to the PhosLo Business, including, but not limited to, FDA and comparable state and local rules and regulations relating to clinical investigations, Good Practices, advertising and promotion, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable. The Seller knows of no material adverse side effects from the use of the PhosLo Products which are not disclosed in the package insert for the PhosLo Products which are required to be disclosed in the package insert for the PhosLo Products under the FD&C Act.

(c) Neither the Seller nor, to its Knowledge, Braintree or any third party manufacturer of the PhosLo Products, is in receipt of written unresolved notice of, or is Known by the Seller to be subject to any written, adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to the PhosLo Products or to the facilities in which such products are developed, manufactured, collected or handled, by any applicable Medical Product Regulatory Authority. There are no pending or, to the Seller’s Knowledge, threatened Proceedings or complaints by any applicable Medical Product Regulatory Authority related to the Seller, Braintree or any third party manufacturer which would prohibit or impede the conduct of the PhosLo Business as it is currently conducted or would reasonably be expected to result in a Material Adverse Effect.

(d) The Seller has not made any false statements on, or material omissions from, any applications, approvals, reports and other submissions to any applicable Medical Product Regulatory Authority or in or from any other records and documentation prepared or maintained to comply with the requirements of any applicable Medical Product Regulatory Authority relating to its PhosLo Products.

(e) Since August 4, 2003, the Seller has not received any written notification from the FDA or any other applicable Medical Product Regulatory Authority indicating that any of its PhosLo Products is misbranded or adulterated as defined in the FD&C Act.

(f) Schedule 5.16(f) lists all approvals for the manufacture, distribution, advertising, importation and sale of PhosLo Products by any Medical Product Regulatory Authority; provided that any representation and warranty made in this sentence with respect to the manufacture of of PhosLo Products is made solely to the Knowledge of the Seller. The PhosLo Products have been approved by the FDA for sale in the United States and the PhosLo Tablets have been approved by the applicable Medical Product Regulatory Authority for sale in Canada. The PhosLo Products marketed and sold by the Seller in the United States during the twelve month period immediately preceding the Closing Date have been manufactured and sold in compliance, in all material respects, with the FDA Approval criteria for PhosLo Products. The PhosLo Products marketed and sold by the Seller in Canada during the twelve month period immediately preceding the Closing Date have been manufactured and sold in compliance, in all material respects, with the Clinical Trials and Special Access Program, Therapeutic Products Directorate.

(g) Neither the Seller nor, to the Seller’s Knowledge, any other Person has received any material adverse events reports pertaining to the PhosLo Products since August 4, 2003.

(h) The Seller has completed and timely filed all annual or other reports required by the FDA or other Medical Product Regulatory Authority in order to maintain the Registrations.

5.17 Compliance.

(a) The Seller is in compliance in all material respects with all applicable Legal Requirements relating to the PhosLo Products or the PhosLo Business, including all applicable safety, and equal opportunity laws (including affirmative action compliance), ERISA, the Stark Law (42 U.S.C. § 1395nn), the federal Anti-Kickback Law (42 U.S.C. § 1320a-7b), the administrative simplification section of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d through d-8), the regulations contained in 45 C.F.R. Parts 160 and 164, the regulations contained in 45 C.F.R. Parts 160 and 162, applicable state privacy laws, and the False Claims Act (31 U.S.C. § 3729, et seq.), and to the Knowledge of the Seller no facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any claim that the Seller is not in compliance in all material respects with any such Legal Requirement. The Seller has not received any written communication from a Governmental Authority that alleges that it is not in compliance with any Legal Requirement relating to the PhosLo Products or the PhosLo Business or informs the Seller is under investigation by a Governmental Authority with respect thereto. The Seller has delivered to the Buyer complete and accurate copies of all surveys, reports or deficiency notices concerning the PhosLo Business for the past three years by the Medicare program, the Medicaid program, any state survey agency, or any accrediting body.

(b) The Seller has not been investigated, charged or implicated in any material violation of any Legal Requirement relating to the PhosLo Products or the PhosLo Business involving false, fraudulent or abusive practices, including false or fraudulent billing practices, relating to its participation in state or federally sponsored reimbursement programs. The Seller has properly and legally billed all Governmental Authorities, intermediaries and third-party payors for services rendered relating to the PhosLo Products or the PhosLo Business and has maintained its records to reflect such billing practices. Neither the Seller nor any officer, director or Employee has engaged on behalf of the Seller in any of the following relating to the PhosLo Products or the PhosLo Business: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under the Medicare or Medicaid program; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under the Medicare or Medicaid program; (iii) failing to disclose knowledge of any event affecting the initial or continued right to any benefit or payment under the Medicare or Medicaid program on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting, paying, or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (x) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (y) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; (v) presenting or causing to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be (x) not provided as claimed, or (y) false or fraudulent; or (vi) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (x) a facility in order that the facility may qualify for Healthcare Governmental Authority certification, or (y) information required to be provided under 42 USC §1320a-3.

(c) The Seller has filed all filings of required cost, government or other reports required to be filed under the Medicare and Medicaid programs and state survey programs due prior to the Closing Date with respect to the PhosLo Products or the PhosLo Business. There are no claims, actions, payment reviews, or appeals pending or, to the Knowledge of the Seller, threatened before any commission, board or agency including any fiscal intermediary or carrier, the Administrator of CMS or any other Governmental Authority with respect to any Medicare or Medicaid claims filed by the Seller on or before the Effective Time or program compliance matters, which could materially adversely affect the Purchased Assets, the operation of the PhosLo Business, or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to the Seller with respect to the PhosLo Products or the PhosLo Business has been conducted by any commission, board or agency in connection with the Medicare or Medicaid program, and no such reviews are scheduled, pending or, to the Knowledge of the Seller, threatened against or affecting the Seller with respect to the PhosLo Products or the PhosLo Business, or the consummation of the transactions contemplated hereby.

(d) Neither the Seller or any of its Employees, nor to the Seller’s Knowledge any of its agents or contractors, (i) has ever been excluded, suspended, debarred or otherwise ineligible to participate in any federal or state funded healthcare program nor, to the Knowledge of the Seller, is any such exclusion or suspension threatened; or (ii) has ever been convicted of a criminal offense related to the provision of healthcare items or services.

(e) The Seller has made available to the Buyer a copy of its current compliance program materials with respect to the PhosLo Products or the PhosLo Business, including all ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms and disciplinary policies. The Seller has a current Compliance Program with respect to the PhosLo Products or the PhosLo Business, the materials for which include ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms and disciplinary policies with respect to the PhosLo Products or the PhosLo Business. With respect to the PhosLo Products and the PhosLo Business the Seller (i) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (iii) to the Knowledge of the Seller, has not been the subject of any government payor program investigation conducted by any Governmental Authority, (iv) has not been a defendant in any qui tam or False Claims Act litigation, (v) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter or, to the Knowledge of the Seller, telephone or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the PhosLo Business), and (vi) has not received any complaints (written, through the Seller’s compliance hotline, or communicated during employee interviews or otherwise) from employees, independent contractors, vendors, physicians or any other person that would indicate that the Seller has violated any Legal Requirement. Schedule 5.17 contains a description of each audit and investigation conducted by the Seller with respect to the PhosLo Products or the PhosLo Business pursuant to its Compliance Program outside the ordinary course of business.

5.18 Clinical and Scientific Data; Good Practices.

(a) The Seller has made available to the Buyer all available laboratory and all clinical data, including raw data and reports created by the Seller or any third party on behalf of the Seller or in the possession of the Seller, in connection with the PhosLo Products or New Formulation Products (“Scientific Data”). Schedule 5.18(a) identifies each clinical study of the PhosLo Products or New Formulation Products, whether or not complete, conducted or sponsored by the Seller or, to the Knowledge of the Seller, any other Person, indicating, in each case, the location of the study, the principal investigator, the number of patients included in the study, the period covered by the study and a brief description of the study design.

(b) The Seller either owns or has full rights of access to and possession of all Scientific Data created by the Seller, Braintree or any third party on behalf of the Seller or Braintree in connection with the PhosLo Products.

(c) The clinical studies conducted, and all Scientific Data created from such studies, by the Seller in connection with the PhosLo Products have been conducted, kept and maintained by the Seller in a manner that complies in all material respects with Good Practices and, to the Knowledge of the Seller, all clinical studies conducted, and all Scientific Data created in such studies, in connection with PhosLo Products by Braintree or by any third party on behalf of the Seller or Braintree have been conducted, kept and maintained in a manner that complies in all material respects with Good Practices.

(d) The Scientific Data is (i) not materially and adversely different from the presentation thereof contained in the NDA and (ii) does not identify any adverse event reports that are materially more adverse than those adverse event reports documented as a result of commercialization of the PhosLo Products.

5.19 Exports and Customs. The Seller is in compliance in all material respects with applicable export and customs Legal Requirements of the United States and any applicable Canadian Governmental Authority relating to the PhosLo Products. Except in connection with its sales in Canada, the Seller is not the exporter of record of any products or merchandise of the PhosLo Business presently produced, distributed or sold by the Seller.

5.20 Warranty Claims. Schedule 5.20 sets forth the Seller’s current product warranty and the aggregate amounts incurred by the Seller in fulfilling warranty obligations in respect of the PhosLo Products in each full fiscal year since August 4, 2003 and during the eight-month period ended August 31, 2006. There are no outstanding material warranty claims. The Seller has no Knowledge of any reason to believe that amounts expensed in fulfilling warranty obligations in respect of the PhosLo Products will materially increase as a percentage of sales of such products in future years.

5.21 Specifications. The specifications attached hereto as Schedule 5.21 (the “Specifications”) are the specifications that are used by the Seller to manufacture the PhosLo Products as of the date hereof, and such specifications comply in all material respects with applicable Legal Requirements relating to specifications to manufacture the PhosLo Products, and no other specifications are needed to manufacture the PhosLo Products. The Specifications comply with the NDAs.

5.22 Labor and Employment Matters.

(a) Schedule 5.22(a) lists as of the date hereof all of the Employees. Schedule 5.22(a) also lists, with respect to each such Employee other than the Employees listed on Schedule 7.7(a), such Employee’s name, position, current rate of compensation, and any entitlement to bonus, commission, severance or other additional compensation, and indicates whether any such Employee is on leave of absence, short-term disability or other similar status. The Seller is not delinquent in payments to any Employee for any wages, salaries, commissions, bonuses or other compensation for any services performed by such Employee or amounts required to be reimbursed to such Employee.

(b) The Seller has delivered to the Buyer complete and accurate copies of each written employment, consulting, compensation or similar agreement to which the Seller is a party relating to the PhosLo Business, other than agreements with the Employees listed on Schedule 7.7(a), all of which are listed on Schedule 5.22(b).

(c) The Seller is not a party to any collective bargaining agreement that covers any Employee, and the Seller has not received since August 4, 2003 a demand for recognition of any collective bargaining representative with respect thereto. During the past three years, there have been no material labor strikes, disputes or work stoppages by the Employees and, to the Knowledge of the Seller, no such actions by the Employees are threatened.

(d) [Intentionally Blank].

(e) [Intentionally Blank].

(f) [Intentionally Blank].

(g) No Employee has informed the Seller of his or her intention to terminate his or her employment or to refuse employment by the Buyer.

(h) With respect to each Employee (including any eligible spouse and dependent thereof) who is currently covered under any group health plan (as defined in ERISA Section 607) of the Seller or one of its ERISA affiliates and incurs a qualifying event, as defined by Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA (“COBRA”), as a result of the transactions contemplated by this Agreement, whether or not hired by the Buyer, or who, regardless of whether currently covered under any group health plan of the Seller or one of its ERISA affiliates, incurred or incurs a qualifying event prior to the Closing Date (all such Employees together with their spouses and eligible dependents being referred to herein as “Qualified Beneficiaries”), the Seller shall retain the obligation for providing notices and continuation coverage under COBRA and shall offer such Qualified Beneficiaries continuation coverage under the Seller’s group health, dental or other medical plans to the fullest extent required by COBRA. Further, with respect to the Qualified Beneficiaries, the Seller agrees to indemnify and hold the Buyer and its group health plan(s) harmless in the event (i) the Buyer and its group health plans shall be liable for any COBRA continuation coverage for any of the Seller’s Employees (and their eligible dependents) or (ii) the Buyer and its group health plans shall be liable for any claim or liability with respect to COBRA continuation coverage relating to the Qualified Beneficiaries.

5.23 Employee Benefit Plans; ERISA. Schedule 5.23 lists all material Plans applicable to the Employees. The Seller has no formal plan or commitment, nor has the Seller made any announcement of its intentions, whether or not legally binding, to create any additional material Plan applicable to the Employees or to modify or change any existing Plan applicable to the Employees in any material respect. The Seller has made available to the Buyer a copy of the most recent summary plan description with respect to each material Plan.

5.24 Environmental Matters. The Seller, in connection with the PhosLo Business (i) has never sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a patient, supplier, or any other Person) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (x) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (y) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) is and at all times has been in material compliance with all Environmental Laws in all of its activities and operations, and is not liable under any Environmental Law; (iii) is not involved in (and has no basis to expect to be involved in) any Proceeding and has not received (and has no basis to expect to receive) any notice, request for information or other communication from any Governmental Authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to expect to receive) notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material; and (iv) has timely filed every report required to be filed, acquired all material necessary Permits (all of which are listed on Schedule 5.24), and generated and maintained all material required data, documentation and records under all Environmental Laws.

5.25 Insurance.

(a) Schedule 5.25(a) lists all of the insurance policies maintained by the Seller that provide product liability insurance coverage in connection with the PhosLo Business, and for each indicates the insurer’s name, policy number, expiration date, amount and type of coverage, and whether such coverage is provided on an occurrence or claims-made basis. All such policies are in full force and effect. The Seller is not in default under any provision contained in any such insurance policy relating to the PhosLo Business which would reasonably be expected to have a material adverse effect upon the ability of the insured to collect insurance proceeds under such policy. No written notice of cancellation or non-renewal with respect to such policy has been received by the Seller.

(b) The Seller is, and has been since August 4, 2003, insured against product liability in aggregate annual amounts of not less than those shown on Schedule 5.25(a). The Seller has timely filed claims with insurers with respect to all product liability claims relating to the PhosLo Business for which the Seller believes it has coverage, and no insurance provider with respect thereto has claimed any reservation of rights or denied coverage. The Seller has not received any notification from any insurer regarding a product liability policy with respect to the PhosLo Business, requiring any action of the Seller that has not been taken by the Seller.

(c) Schedule 5.25(c) lists all of the Seller’s accident reports and incident reports relating to the PhosLo Products as well as a description of all claims against its insurance policies with respect thereto since August 4, 2003.

5.26 Absence of Changes or Events. Since December 31, 2005 the Seller has not (a) conducted the PhosLo Business other than in the ordinary course consistent with past practices in substantially the same manner as presently conducted, with all reasonable efforts made consistent with past practices to preserve the goodwill of the PhosLo Business and its relationships with the customers, suppliers and others with whom they deal in connection with the PhosLo Business and to keep available the services of its officers and Employees; (b) suffered any Material Adverse Effect; or (c) done any of the following with respect to the PhosLo Business:

(i) granted any material increase in compensation to any Employees, or paid or agreed to pay to any such Employee any bonus, severance or termination payment;

(ii) incurred any material change in its overhead costs, Accounts Receivable or accounts payable;

(iii) waived any material claims or rights of substantial value;

(iv) made any change in any method of accounting for sales;

(v) acquired any assets that are material to the PhosLo Business, except Inventory acquired in the ordinary course of business consistent with past practices;

(vi) sold, leased, licensed or otherwise disposed of any of its material assets or Permits, except Inventory used or sold in the ordinary course of business consistent with past practices;

(vii) entered into, canceled or modified any material Contract or assumed any material Liability, other than in the ordinary course of business consistent with past practices;

(viii) adopted or amended any Plan relating to any Employees; or

(ix) agreed, whether in writing or otherwise, to do any of the foregoing.

5.27 Customers and Suppliers. Schedule 5.27 sets forth a list of (i) the top ten customers, by revenue, of the PhosLo Business during the fiscal year ended December 31, 2005 and the eight-month period ended August 31, 2006 and the amount and percentage of gross sales accounted for by each such customer during each such period; (ii) the top four suppliers, by volume of purchases, of the PhosLo Business during the fiscal year ended December 31, 2005 and the eight-month period ended August 31, 2006; and (iii) each supplier that is the sole supplier of any material product or service to the PhosLo Business.

5.28 Business Relationships. To the Knowledge of the Seller, no material supplier intends to cease supplying goods or services or substantially reduce its supplies in relation to the PhosLo Business.

5.29 Inventory; Pricing; Certain Costs.

(a) All Inventory included in the Purchased Assets will be usable or saleable in the ordinary course of the PhosLo Business and, in the case of Finished Goods Inventory, will not have an expiration date earlier than June 2009 in the case of PhosLo GelCaps and November 2009 in the case of PhosLo Tablets.

(b) The Finished Goods Inventory as of the Closing Date will have been manufactured in accordance with the Specifications.

(c) The Seller’s wholesale acquisition cost per bottle (200 ct.) of each PhosLo Product is set forth on Schedule 5.29.

(d) The Seller estimates that the remaining costs to prepare final study reports for the Care 2 Study and the EPICK Study will not exceed the amount set forth on Schedule 5.29. The Seller completed Data Lock with respect to the EPICK Study on September 29, 2006.

5.30 Adjustments. The Seller has no liability for any overpayment, duplicate payments, refunds, discounts or adjustments due to Medicare, Medicaid, Blue Cross Blue Shield, or any other reimbursement program, third-party payor or other Person.

5.31 Certain Interests. To the Knowledge of the Seller, no officer or director of the Seller or its Affiliates or any Family Member of any such Person (i) has a beneficial interest in any Assigned Contract, or (ii) otherwise has any material interest in any of the Purchased Assets, the Assumed Liabilities, or any property used in or pertaining to the PhosLo Business.

5.32 Commissions. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Seller or any Affiliate thereof for which Seller or any of its Affiliates could be held liable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller the following:

6.1 Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and to carry on its business as presently conducted.

6.2 Authority Relative to this Agreement. The Buyer has full corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations under such Transaction Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Buyer of the Transaction Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate or other action on the part of the Buyer. The Transaction Agreements to which the Buyer is a party have been duly executed and delivered by the Buyer and each such agreement constitutes the legally valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors’ rights and by general principles of equity.

6.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by the Buyer of the Transaction Agreements to which it is a party and the Buyer’s compliance with the terms thereof will not (i) conflict with any provision of the articles of incorporation or bylaws of the Buyer, or (ii) violate any Legal Requirement.

(b) Subject to compliance with the applicable requirements of the HSR Act there is no requirement applicable to the Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated hereby.

(c) The execution, delivery and performance of each Transaction Agreement by the Buyer and the Buyer’s compliance with the terms thereof will not: (i) conflict with any provision of the articles of incorporation, bylaws or other governing documents of the Buyer; (ii) contravene, conflict with, violate, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy (including revocation, withdrawal, suspension or modification of any Permit) or obtain any relief under, any Legal Requirement applicable to the Buyer; or (iii) violate any Order specifically naming the Buyer or any of its properties or assets.

6.4 Litigation. There are no Proceedings or investigations pending or, to the knowledge of the Buyer, threatened by or against or affecting the Buyer seeking to enjoin the consummation of the transactions contemplated hereby.

6.5 Commission. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Buyer or any Affiliate thereof.

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Closing Efforts; HSR Act.

(a) Subject to the terms hereof, including Section 7.1(b), each of the parties shall use commercially reasonable efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) obtain all waivers, permits, consents, approvals or other authorizations from Governmental Authorities and from other third Persons (the “Third Party Consents”), (ii) effect all registrations, filings and notices with or to Governmental Authorities (the “Governmental Filings”) and (iii) otherwise comply in all material respects with all applicable Legal Requirements in connection with the consummation of the transactions contemplated by this Agreement; provided that neither party shall be required to make any payments in excess of nominal amounts or agree to any material undertakings in connection therewith. The Seller shall not, without the prior consent of the Buyer, agree to any condition for obtaining any of the Third Party Consents that would reasonably be expected to have a material adverse effect on the Purchased Assets or the PhosLo Business. Each of the parties shall promptly notify the other party in writing of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, including (i) any written notice or other written communication from any third Person alleging that a Third Party Consent is or may be required in connection with the transactions described in this Agreement, and (ii) any default under any Assigned Contract to which the Seller is party and which relates to the PhosLo Business that with notice or lapse of time or both, would become a material default.

(b) Without limiting the generality of the foregoing, each of the parties shall (i) promptly file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and/or the Antitrust Division of the United States Department of Justice under the HSR Act, (ii) use commercially reasonable efforts to obtain an early termination of the applicable waiting period under the HSR Act, (iii) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (iv) promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation law. The Seller and the Buyer will act diligently and reasonably, and will cooperate with each other, to transfer all licenses from any Governmental Authority relating to the Purchased Assets and secure any approvals of any Governmental Authority required to be obtained by them that relate to the transactions contemplated by this Agreement. Each of the parties shall use commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, and shall cooperate with each other to contest any challenges to the transactions contemplated hereby by any Governmental Authority. Each of the parties shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby (unless the provision of such information would (A) violate the provisions of any applicable Legal Requirements (including those relating to security clearance or export controls) or any confidentiality agreement or (B) cause the loss of the attorney-client privilege with respect thereto).

(c) The Seller will request that Braintree execute the Assignment Agreement in the form attached hereto as Schedule 7.1(c) and thereafter use commercially reasonable efforts to obtain Braintree’s signature thereto.

(d) Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate the Buyer or its Affiliates (i) to initiate, pursue or defend any litigation brought by the Antitrust Division of the Department of Justice and the Federal Trade Commission, provided that if the Buyer determines not to initiate, pursue or defend such litigation, it shall notify the Seller in writing immediately and the Seller shall have the right to terminate this Agreement immediately upon written notice to the Buyer; (ii) to agree with any Governmental Authority or otherwise become subject to any material limitations imposed by a Governmental Authority on (A) the right of the Buyer effectively to control or operate the PhosLo Business or the Purchased Assets, (B) the right of the Buyer or its Affiliates to acquire or hold the PhosLo Business, or (C) the right of the Buyer to exercise full rights of ownership of the PhosLo Business or all or any material portion of the Purchased Assets; or (iii) to agree with any Governmental Authority or otherwise be required by any Governmental Authority to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Buyer, any Affiliate of Buyer or the PhosLo Business.

7.2 Operation of Business. Except as contemplated by this Agreement or as set forth on Schedule 7.2, during the period from the date of this Agreement until the Closing Date, unless the Buyer shall otherwise consent in writing, the Seller shall operate the PhosLo Business in the ordinary course and substantially consistent with past practice. Without limiting the generality of the foregoing:

(a) the Seller shall comply in all material respects with all laws applicable to the PhosLo Business, and use commercially reasonable efforts to preserve the goodwill of suppliers, customers and others having business relations with the PhosLo Business and to maintain the PhosLo Business;

(b) the Seller shall inform the Buyer in writing of any event or circumstance that has or would reasonably be expected to have a Material Adverse Effect promptly after the Seller learns of such an event or circumstance;

(c) the Seller shall use commercially reasonable efforts to maintain, in full force and effect, any material contractor or sub-contractor agreements and regulatory approvals, including but not limited to ANDA and NDA approvals, necessary to provide uninterrupted continuation of the PhosLo Business;

(d) except as expressly described in this Agreement, or except with the Buyer’s express written approval, the Seller shall not:

(i) enter into any contract, agreement or arrangement (oral or written) that requires the consent or approval of any third party to consummate the transactions described in this Agreement or any other Transaction Agreement;

(ii) amend, terminate, renew or (except as required by its terms) renegotiate any Assigned Contract or default (or take or omit to take any action that with or without the giving of notice or passage of time or both, would constitute a default) in any of its obligations under any Assigned Contract (including any lease) or enter into any new Assigned Contract (including any lease);

(iii) terminate, amend or fail to renew or preserve any material Permits;

(iv) sell, lease (as lessor), transfer, license, or otherwise dispose of any Purchased Assets, other than Inventory sold or used in the ordinary course of business and in amounts consistent with prior practices;

(v) mortgage or pledge any Purchased Assets or allow any Lien to be placed on any Purchased Assets, except for Liens for Taxes not yet due and payable;

(vi) to the extent it relates to the PhosLo Business, materially adversely alter its customary practices with respect to collection of accounts receivable of the PhosLo Business, billing practices or the provision of discounts, rebates or allowances;

(vii) grant any general or uniform increase in the rates of pay or benefits to Employees (or a class thereof) or any material increase in salary or benefits of any Employee not required by a written employment agreement with such Employee, pay any bonus to any person (other than consistent with past practices), or enter into any new employment, collective bargaining or severance agreement; or

(viii) enter into any Contract or commitment to take any action prohibited by this Section 7.2.

7.3 Access.

(a) Prior to the Closing, the Seller shall permit representatives of the Buyer to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the PhosLo Business) to the premises, properties, financial and accounting records, contracts, personnel (including senior management of the Seller and persons who provided diligence information to the Buyer) and other records and documents of the Seller pertaining to the PhosLo Business. Any such information and documents made available to the Seller or its representatives shall be provided by the Seller subject to the terms of the confidentiality letter agreement dated as of November 10, 2005, as amended between the Buyer and the Seller (the “Confidentiality Agreement”).

(b) The Buyer and the Seller acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by the Seller to the Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it covers information relating to the PhosLo Business or the Purchased Assets, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

7.4 Reports. Until the Closing, if the Closing does not occur within fifteen days of the date of this Agreement, the Seller will furnish to the Buyer such reports and financial information as the Buyer may reasonably request relating to the Purchased Assets or the PhosLo Business.

7.5 Exclusivity. Prior to the Closing, the Seller shall neither authorize nor permit its officers, directors, employees, representatives and agents to (i) initiate, solicit or encourage any proposal by or offer from any party (other than the Buyer) concerning any acquisition of the PhosLo Business or the assets thereof, in any manner, directly or indirectly; (ii) engage in negotiations with any party (other than the Buyer) concerning any such transaction; (iii) enter into any agreement relating to or approve any such transaction; provided, that the foregoing shall not apply to any transaction involving the sale or merger of the Seller, including the indirect sale of the PhosLo Business or the sale of substantially all the assets of the Seller. Without limiting the preceding sentence, the parties agree that any violation of the restrictions described in the preceding sentence by the Seller and any officer, employee, financial advisor, attorney, or other advisor or representative of the Seller, whether or not such Person is purporting to act on behalf of the Seller, will be deemed to be a breach of this Section 7.5 by the Seller.

7.6 Notice of Suits. Prior to the Closing, each party shall promptly notify the other of any Proceeding that is instituted or, to its knowledge, threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Prior to the Closing, the Seller will promptly notify the Buyer of any Proceeding or investigation that is, to the Seller’s Knowledge, threatened, brought or asserted against the Seller that would have been listed in Schedule 5.14 or 5.15 if the Proceeding or investigation had arisen prior to the date of this Agreement.

7.7 Employees.

(a) The Seller shall use commercially reasonable efforts to assist the Buyer in obtaining the employment of the Employees whom the Buyer in its sole discretion desires to employ, other than the Employees listed on Schedule 7.7(a), and the Seller shall cooperate with and shall make available to the Buyer on a prompt basis all information and documents as may be necessary to assist and coordinate the employment by the Buyer of such Employees. The Seller acknowledges that the Buyer intends, but shall not be obligated, to hire on the Closing Date each of the Employees in positions with comparable levels of responsibility and compensation as such Employees have with the Seller (treating service by Employees from their date of hire by the Seller as service with the Buyer for determining length of service for purposes of vesting in benefits offered by the Buyer to its employees), or on other terms mutually acceptable to the Buyer and the applicable Employee, subject in the case of each Employee to (i) such Employee releasing his or her personnel files to Buyer prior to Closing as contemplated in Section 9.3(h), (ii) the receipt of a negative result from a pre-employment drug screen test, and (iii) such Employee never having been excluded, suspended, sanctioned or otherwise restricted from participating in any federal or state health care programs, including Medicare or Medicaid. Nothing herein shall be deemed to create any third-party beneficiaries of this Agreement or to constitute an employment agreement or offer of employment. The Buyer shall disclose to the Seller the compensation packages it will offer to the Employees prior to the Closing Date.

(b) On the Closing Date, the Seller shall terminate the employment of all of the Employees who have determined to accept employment with the Buyer. The Seller shall pay to all such Employees all benefits that have vested under the Seller’s Plans, including payment for unused vested time off, and the Buyer shall not be liable to any Employee or any other Person for any severance obligations, benefit obligations, paid time off or any other similar obligations owing by the Seller in connection with the termination of any such Employee’s or other Person’s employment with the Seller.

(c) Prior to the Closing, the Buyer shall not (i) employ or engage as an employee, an independent contractor or otherwise any individual who was (A) an Employee of the Seller listed on Schedule 7.7(a) or (B) an employee of the Seller (other than an Employee of the Seller not listed on Schedule 7.7(a)) with whom the Buyer had contact or of whom the Buyer became aware in connection with the Buyer’s investigation of the PhosLo Business or negotiation of the Purchase Agreement or (ii) in any manner induce or attempt to induce any such employee to terminate his or her employment with the Seller.

7.8 Updated Schedules. Prior to the Closing the Seller shall give prompt notice to the Buyer of (i) the existence, occurrence or non-occurrence of any fact, condition, matter, circumstance, claim or event the existence, occurrence or non-occurrence of which if not disclosed on the Seller Disclosure Schedule would cause the representations or warranties of the Seller contained in this

Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Seller to perform, comply with or satisfy any covenant, condition or agreement to be performed, complied with or satisfied by it hereunder or under any Transaction Agreement; provided, however, that the Seller Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any such notice for all purposes of this Agreement, including Articles IX and X; except that if any such information would cause a condition to the Buyer’s obligation to close the transactions contemplated hereby not to be met, in accordance with Section 9.3, and the Seller admits in such notice that the information has caused a failure of a condition to be met and the Buyer is not obligated to close, and the Buyer chooses to waive the condition with respect to such information and close, the Seller Disclosure Schedules shall be deemed to be amended to reflect such information for purposes of Article X. If the Seller shall deliver to the Buyer updated Schedules 5.8(a) and 5.9(a) covering Contracts and Permits entered or obtained after the date hereof that would have otherwise been included on such Schedules if entered into prior to the date hereof, the Contracts and Permits listed on such updated Schedules shall become Assigned Contracts and Assigned Permits hereunder only to the extent that the Buyer agrees at the Closing that they shall be treated as such.

7.9 Sales Tax. The Seller shall pay all personal property transfer Taxes, if any, and all use and other similar Taxes, if any, imposed on or in connection with the purchase, sale or transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, the Buyer pursuant to this Agreement. The Seller shall directly pay, on behalf of the Buyer, any such Taxes which, under applicable Legal Requirements, are imposed upon the Buyer.

7.10 Inventory. Between the date hereof and the Closing Date, the Seller shall not sell any Finished Goods Inventory to any of [*******] (or any of their Affiliates).

ARTICLE VIII

POST-CLOSING COVENANTS

8.1 Post-Closing Payments. The Seller shall promptly and in due course pay and fully discharge all of Excluded Liabilities, including amounts owed by the Seller to Employees.

8.2 Reports. The Seller agrees to cooperate with the Buyer in preparing and filing all required cost, government or other reports required under Medicare, Medicaid and state survey programs due for the period after the Effective Time subject to the provisions of the Transition Services Agreement, and the Buyer shall make all such filings required for the period after the Effective Time. The Seller shall file its closing CMS Form 265, other cost report documents or any other documents for the period prior to the Effective Time within the time required by CMS at the Seller’s sole expense. The Seller shall provide to Buyer copies of all such documents when filed.

8.3 Tail Insurance. The Seller, at the Seller’s expense, will take steps necessary so that all liability, including products liability, insurance policies maintained by the Seller with respect to the PhosLo Business will remain in full force and effect for at least six years after the Closing in respect of sales of PhosLo Products by the Seller for the period prior to the Closing. The Seller shall deliver to the Buyer at the Closing and on each of the six successive anniversaries of the Closing Date a certificate of insurance evidencing such insurance coverage.

8.4 Intellectual Property.

(a) Non-Disclosure. The Seller acknowledges that in the course of owning and operating the PhosLo Business, the Seller has been privy to various proprietary information of the PhosLo Business that is of value to the Buyer. Until [*******] after the Closing Date, the Seller agrees not to use or to disclose to any Person any confidential information or trade secrets relating to the PhosLo Business or the PhosLo Products, including confidential information and/or trade secrets regarding: the identity and relationships of Employees or of distributors or vendors, financial data, including pricing information and information regarding the compensation of Employees and independent contractors; Scientific Data; Intangible Property Rights; regulatory approval, reimbursement, and market expansion strategies; marketing and sales programs and data; and operations and other manuals. Notwithstanding the foregoing, the Seller may use or disclose such information that is or becomes generally known through no fault of the Seller or to the extent that such use or disclosure is reasonably required in connection with or pursuant to (i) an Order or Legal Requirement, (ii) any investigation or audit by a Governmental Authority, including the Internal Revenue Service or CMS, (iii) the filing of any Tax Returns, (iv) any billing activities related to the PhosLo Business, or (v) the Transition Services Agreement. In all such cases, the Seller shall disclose such confidential information only to the extent reasonably required to fulfill such purpose or Legal Requirement or Order. If the Seller becomes legally compelled to disclose any such confidential information, the Seller shall (to the extent permitted by Legal Requirements) promptly notify the Buyer of such fact so that the Buyer may seek an appropriate remedy to prevent such production, and request the person demanding such production to allow the Buyer a reasonable period of time to seek such remedy.

(b) Trade Names and Marks. Following the Closing Date, the Seller shall not, display, publish or otherwise use the phrase “PhosLo” (alone or in combination with other phrases) or any phrase confusingly similar to PhosLo, as a trade name or Mark in connection with any other business.

8.5 Access to Information; Record Retention; Cooperation; Confidentiality.

(a) Access to Information. Subject to compliance with contractual obligations and applicable laws, during the ten-year period following the Closing, after not less than five days prior written notice, each party shall afford to the other party and to such party’s authorized accountants, counsel, bank auditors and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such party to the extent such access may reasonably be required by the party seeking access solely in connection with matters relating to or affected by the operations of the PhosLo Business, as to the Seller, for periods prior to the Closing Date, and as to the Buyer, for periods on and after the Closing Date and (ii) reasonable access to the personnel of such party; provided, however, notwithstanding anything to the contrary contained in this Section 8.5, this Section 8.5 shall not give the Seller the right to have access to the Buyer’s Information and personnel for the purpose of reviewing the accuracy of any payments made pursuant to Section 3.1 beyond what is provided for in Section 3.3 of this Agreement. Requests may be made under this Section 8.5 for financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing obligations under this Agreement and the other Transaction Agreements, and all other proper business purposes, but may not be made, and access and duplicating rights need not be afforded, under this Section 8.5 in connection with disputes between the parties, including disputes as to indemnification hereunder.

(b) Reimbursement. A party making Information or personnel available to the other party under Section 8.5 shall be entitled to receive from the other party, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such Information or personnel available; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees of the providing party.

(c) Retention of Records. Except as may otherwise be required by law or agreed to in writing by the parties, each party shall use reasonable commercial efforts to preserve, until five years after the Closing Date, all Information in its possession or control pertaining to the PhosLo Business after December 31, 2001. Notwithstanding the foregoing, in lieu of retaining any specific Information, any party may offer in writing to the other party to deliver such Information to the other party, and if such offer is not accepted within sixty days, the offered Information may be disposed of at any time.

(d) Confidentiality.

(i) From and after the Closing, each party shall hold, and shall cause its respective Affiliates, auditors, attorneys, financial advisors, bankers and other consultants and advisors, to hold, in strict confidence all Information concerning the other party furnished to it by the other party or such other party’s representatives pursuant to this Agreement or the Confidentiality Agreement except to the extent that such Information:

(A) is or becomes generally available to the public other than as a result of any breach of the obligations provided for by this Section 8.5(d);

(B) was within the possession of the receiving party prior to it initially being furnished to the receiving party by or on behalf of the disclosing party; or

(C) is or becomes available on a non-confidential basis to the receiving party from a source other than the disclosing party, provided that the source of such Information did not breach any obligation of confidentiality to the disclosing party.

(ii) Each party shall not release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange, Legal Requirement or Order of a Governmental Authority; provided, however, that in the case of disclosure compelled by judicial or administrative process, the receiving party shall (to the extent permitted by Legal Requirements) notify the disclosing party promptly of the request and the documents requested thereby so that the disclosing party may seek an appropriate protective Order or other appropriate remedy; and provide further that the receiving party shall use reasonable efforts to avoid and/or minimize such disclosure.

8.6 Post-Effective Time Receipts and Payments. All cash receipts received by the Seller at any time in connection with the sale of PhosLo Products prior to the Effective Time shall be retained by the Seller. All cash receipts received by the Seller at any time in connection with the sale of PhosLo Products at or after the Effective Time shall be remitted promptly by the Seller to the Buyer, and the Seller shall be the Buyer’s agent with respect to the receipt of all such amounts and shall hold such amounts in trust for the Buyer until paid to the Buyer. All cash receipts received by the Buyer at any time in connection with the sale of PhosLo Products prior to the Effective Time shall be remitted promptly by the Buyer to the Seller, and the Buyer shall be the Seller’s agent with respect to the receipt of all such amounts and shall hold such amounts in trust for the Seller until paid to the Seller.

8.7 Use of Name for Transition Period.

(a) Following the Closing, except as otherwise provided herein, the Buyer shall have no rights to use any trademarks, trade names or logos of the Seller (the “Retained Marks”) and will not hold itself out as having any affiliations with the Seller.

(b) Notwithstanding the provisions of this Section 8.7,

(i) for a period of ninety days after the Closing Date, the Buyer may utilize sale promotional aids, literature and other printed material of the PhosLo Business, provided such material clearly and prominently displays the following statement or a statement of similar import: “[the Buyer product name], formerly a product of Nabi Biopharmaceuticals.” Promptly following the Closing Date, the Buyer will implement a plan to eliminate the use of all such material within such ninety-day period; and

(ii) the Buyer may disclose to its customers and potential customers that it is conducting the PhosLo Business as a successor to the Seller from and after the Closing Date.

(c) Notwithstanding anything in this Agreement to the contrary, the Buyer may not use after the Closing Date the Retained Marks or the Seller’s packaging and labeling, and may not reference the Seller’s NDC numbers, on any PhosLo Products Inventory, including Finished Goods Inventory, purchased by the Buyer from the Seller or from Braintree.

(d) The royalty-free licenses to use the Retained Marks set forth in this Section 8.7(d) shall not prohibit the Seller or any of its Affiliates from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner. The Buyer agrees that its use of the Retained Marks shall be consistent with the past practices of the Seller in connection with the Seller’s business and operations and, with respect to such use, the Buyer shall adhere to substantially similar quality standards to which the Seller adhered immediately prior to the Closing.

8.8 Wholesaler Charges and Rebate Charges. Following the Closing, (i) the Seller shall be liable for any Wholesaler Charges or Rebate Charges in respect of PhosLo Products sold with the Seller’s NDC Code and (ii) the Buyer shall be liable for any Wholesaler Charges or Rebate Charges in respect of PhosLo Products sold with the Buyer’s NDC Code.

8.9 Assistance with Proceedings. From time to time, as may be reasonably requested by the Buyer, in connection with claims or actions brought by or against third parties and arising out of or related to the PhosLo Business before or after the Closing Date, including in connection with the Roxane Proceeding, duly authorized representatives of the Buyer shall, upon reasonable prior notice to the Seller and at the Buyer’s cost and expense, have access to the Seller’s employees during normal business hours at mutually agreed upon times; provided, however, that the operations and business of the Seller are not materially and adversely affected thereby. In addition to the rights of access provided in this Section, at the request of the Buyer, the Seller shall provide to the Buyer such information and documents (or reasonable assistance in collecting such information or documents) in the Seller’s possession as the Buyer shall reasonably request in connection with the prosecution or defense of such claims or actions. The Seller shall provide such information and documents at mutually agreed upon times. In addition, the Seller shall use reasonable efforts to make its officers and employees available as witnesses in connection with such claims or actions when reasonably requested by the Buyer. The Buyer shall reimburse the Seller for all reasonable out-of pocket costs and expenses incurred by the Seller (excluding salaries and wages and related costs of benefits of its employees) in providing such assistance. The Buyer shall, and shall cause its Affiliates to, provide similar rights of access to the Seller and its Affiliates if and to the extent that the Seller or its Affiliates require similar rights of access in connection with claims or actions brought by or against third parties and arising out of or related to the PhosLo Business prior to the Closing Date.

8.10 Buyer’s Diligence Obligations. Subject to the Seller fulfilling its obligations under the Transition Services Agreement, the Buyer shall use commercially reasonable efforts (i) to achieve each of the milestones set forth in Section 3.1(b) as soon as reasonably practicable after the Closing Date, and (ii) to obtain an FDA Approval or Foreign Marketing Authorization, as applicable, for the New Formulation Products, and commercialize and market the New Formulation Products through the end of the Deferred Payment Period, in the United States and each country listed on Schedule 8.10 hereto, subject however to the following provisions:

(a) The Seller may not allege a breach of this Section 8.10 (a “Diligence Breach”) for the Buyer’s failure to file in the countries listed on Schedule 8.10 the documents necessary to obtain a Foreign Marketing Authorization in respect of the New Formulation Products until at least the first anniversary of the date of issuance by the FDA of an “Approvable Letter” in respect of a New Formulation Product;

(b) The Seller may not allege a Diligence Breach for the Buyer’s failure in any other respect to use commercially reasonable efforts to obtain a Foreign Marketing Authorization and/or to commercialize the New Formulation Products in the countries listed on Schedule 8.10 until at least the second anniversary of the date of issuance by the FDA of an “Approvable Letter” in respect of a New Formulation Product;

(c) If the Seller wishes to allege a Diligence Breach it must do so in writing whereupon the Buyer shall have ninety days following delivery of such written notice to cure such breach. If the Diligence Breach is not cured within such period then on a country by country basis the Seller shall be entitled to require, as its sole and exclusive remedy in respect of such breach, that the Buyer comply with the provisions of Section 8.1(e) below.

(d) In the event the Buyer determines it is not commercially reasonable to seek an FDA Approval or a Foreign Marketing Authorization for, or commercialize or market through the end of the Deferred Payment Period, the New Formulation Products in the United States or any other country listed on Schedule 8.10 (a “Commercially Reasonable Discontinuance”), then the Buyer shall give the Seller written notice of the Buyer’s determination whereupon the Seller shall have sixty days to acquiesce in such determination or, if the Seller in good faith determines that it is commercially reasonable to seek such an FDA Approval or Foreign Market Authorization for, or to commercialize or market, the New Formulation Products, and decides in good faith to do so, to notify the Buyer of such determination and to require the Buyer to assign, license or sublicense the Buyer’s rights with respect to the New Formulation Products in such country.

(e) In the event that on a country by country basis the Buyer has committed a Diligence Breach or the Seller has elected to obtain an assignment, license or sublicense to commence upon a Commercially Reasonable Discontinuance, then at the sole expense of the Buyer:

(i) The Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors and assigns, upon the request of the Seller and without consideration being paid to the Buyer, its subsidiaries or Affiliates or its or their sublicensees, successors or assigns, shall assign, license or sublicense to the Seller, as reasonably requested by the Seller, all their right title, and interest in and to the New Formulation Products in respect of such country and promptly make available to the Seller or its designee all data, studies, analyses, technological, commercial, business-related and other information related to the New Formulation Products in such country, including but not limited to assignable contracts entered into with respect thereto (as well as amounts payable and statement of accounts with respect to such contracts), any and all submissions and responses received from any Governmental Authority, complete documentation and information on completed and ongoing studies, preclinical and safety data, the status application of a CAS number, if applicable, all information on orphan drug designation, status of investigators’ brochures, status of the distribution of clinical supplies, as well as all consents and waivers necessary to have access to the source data documentation (the “Data”); provided, however, that the sole obligation of the Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors and assigns under this section shall be to provide such Data in the form in which it is maintained and the Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors and assigns shall in no circumstances be required to collate, synthesize or re-work any such Data before or after delivery to the Seller.

(ii) At such time as the Seller may reasonably request, the Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors and assigns will, as soon as reasonably practicable under the circumstances, without consideration being paid by the Seller, execute and/or deliver (or cause to be executed and/or delivered) to the Seller or its designee all certificates, instruments and documents as may be necessary to assign, license or sublicense, to Seller or a party designated by the Seller, as reasonably requested by the Seller, without representation or warranty, all assignable rights which the Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors and assigns may have with respect to:

(A) the New Formulation Products in such country, including the licensing, marketing, promotion, manufacture and sale thereof;

(B) all submissions to and approvals from the Medical Regulatory Authorities in such country for the New Formulation Products; and

(C) any IND or marketing approval studies, analyses and/or documents necessary for the IND or the FDA Approval or Foreign Marketing Regulatory Approval, as applicable, to be assigned to the Seller.

(iii) The Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors and assigns will use commercially reasonable efforts to allow the assumption by the Seller or its designees of all applicable Medical Regulatory Authority applications and licenses and of any agreements between the Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors and assigns and third parties relating to New Formulation Products in the applicable country, including without limitation agreements with clinical research organizations, trial sites, investigators and monitors relating to the development of the New Formulation Products, all without additional consideration being paid to the Buyer.

(iv) The Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors and assigns will be responsible for all amounts due and owing to third parties with respect to the New Formulation Products which have been incurred by the Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors or assigns.

(v) The Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors and assigns will use commercially reasonable efforts to assist the Seller in obtaining a supply agreement with [*******] for the New Formulation Products for such country reasonably satisfactory to the Seller and, until such agreement is obtained by the Seller, to supply to the Seller, at cost, the New Formulation Products for sale in such country. “Cost” shall include customary costs of supply (including shipping) and the Transfer Fees and Royalty Fees (both as defined in the [*******] Agreement) payable under the [*******] Agreement by the Buyer on the New Formulation Products supplied by the Buyer to the Seller.

(f) If, with respect to any country, the Seller elects to obtain an assignment, license or sublicense from the Buyer after a Commercially Reasonable Discontinuance in accordance with Section 8.10(d) and the Seller should thereafter determine not to commercialize or market New Formulation Products in such country, or should abandon or discontinue its efforts to commercialize or market New Formulation Products in such country, the Seller shall assign to the Buyer, upon the Buyer’s request, all rights and Data relating to such New Formulation Products in such country in the same manner and to the same extent as contemplated by Section 8.10(e)(i) to (iv) with respect to a conveyance by the Buyer to the Seller, including all Data received by the Seller from the Buyer and all Data thereafter created by or on behalf of the Seller, all without consideration being paid to the Seller.

8.11 Non-Competition by the Buyer.

(a) From the Closing Date until [*******] (the “Restricted Period”), none of the Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors and assigns shall, without the prior written consent of the Seller (which may be granted or denied in the sole discretion of the Seller): market, sell, manufacture for commercial sale or distribute in the United States any Competitive Product, provided that, (x) the marketing, sale, manufacture for commercial sale and distribution of Competitive Products by the Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors and assigns pursuant to and for the limited period provided in Section 8.11(b) shall not constitute a default under this Section 8.11 and (y) if the Buyer, its subsidiaries or Affiliates or its or their sublicensees, successors or assigns has developed a Competitive Product, each such entity may assign its rights (by sale or exclusive license for a term which shall not be less the remaining term of the Restricted Period) in such Competitive Product to a third party (it being understood that none of the Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors or assigns shall have any right of ownership or participation in such third party or the income or profit of such third party during the Restricted Period other than through a royalty in connection with the license) and such action shall not constitute a breach of this Agreement for so long as the Buyer, its subsidiaries and Affiliates and its or their sublicensees, successors and assigns do not engage in providing any direct or indirect marketing activity, or provide marketing direction or assistance, information or data in relation to such Competitive Product.

(b) If the Buyer shall be acquired by a third party who possesses a Competitive Product at the time of such acquisition or if the Buyer, its subsidiaries or Affiliates or its or their sublicensees, successors or assigns shall determine to acquire, by purchase, license or otherwise, in the Territory, one or more products (whether directly through an acquisition or license of assets or indirectly through an acquisition of capital stock) and such acquisition includes a Competitive Product that is sold, marketed or distributed in the United States, the Buyer shall give the Seller as much advance written notice thereof as is reasonably feasible under the circumstances, as well as written notice of the consummation of such acquisition. Any such notice must specify whether the party acquiring the Buyer, or Buyer, its subsidiaries or Affiliates or its or their sublicensees, successors or assigns, as applicable, intend within twelve months of the acquisition to divest their interest in such Competitive Product in the United States following the acquisition or to withdraw such Competitive Product from the market in the United States. The failure to divest or withdraw such a Competitive Product from the market in the United States within twelve months of its acquisition shall constitute a breach of this Agreement.

8.12 Seller’s Diligence Obligations. The Seller shall use commercially reasonable efforts to assist the Buyer in its efforts to achieve each of the milestones set forth in Section 3.1(b) pursuant to and in accordance with the terms of the Transition Services Agreement.

8.13 Certain Excluded Liabilities. The Seller shall pay and perform when due, and shall cause its Affiliates to pay and perform when due, all such Excluded Liabilities as could reasonably be expected to result in a Material Adverse Effect after the Effective Time (specifically including Excluded Liabilities owing by the Seller or its Affiliates to Braintree and Verdugt), except, however, those Excluded Liabilities that are subject to a bona fide dispute.

8.14 Roxane Proceeding.

(a) Within three days from the Closing Date, the Buyer (FMCNA) shall move under Fed. R. Civ. P. 25(c) to be joined with Seller as additional plaintiff and counterclaim defendant in the Roxanne Proceeding and, upon the court’s grant of such motion, shall assume the sole and absolute right to control, abandon, negotiate, settle (subject to the provisions of this Section 8.14) and otherwise deal with the Roxane Proceeding. The Buyer shall keep the Seller reasonably informed of all developments in the Roxane Proceeding subject to any obligations of confidentiality required by the Roxane Proceeding and to the preservation of the attorney-client privilege. Notwithstanding the foregoing, the Seller shall be entitled to participate in the Roxane Proceeding at its own expense.

(b) The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of the Roxane Proceeding.

(c) The Buyer will not compromise or settle the Roxane Proceeding, or otherwise terminate the Roxane Proceeding, without the prior written consent of the Seller, which consent will not be unreasonably withheld, provided, however, that the Seller’s consent shall not be required for any termination of the litigation under which (i) the Seller is unconditionally released in writing from all Liabilities with respect thereto and the claims litigated therein or (ii) the Buyer assumes an obligation to indemnify the Seller for any Liabilities arising from the Roxane Proceeding.

(d) Notwithstanding any other provision of this Agreement, the Buyer shall have no liability or responsibility for actions or omissions by the Seller in initiating and maintaining the Roxane Proceeding prior to the Buyer’s assumption of control under Section 8.14(a). The Seller shall be responsible for defending its own acts or omissions in initiating and maintaining the Roxane Proceeding occurring prior to the Seller’s assumption of control.

8.15 [*******] Agreement The Buyer agrees that it shall not elect to discontinue during the Deferred Payment Period [*******]

8.16 Excluded Contracts. After the Effective Time, the Seller shall, upon the Buyer’s reasonable request, enforce for the benefit of the Buyer any rights that the Seller may have against third parties under any Excluded Contracts that relate to the PhosLo Business. The Buyer shall reimburse to the Seller, from time to time as requested by the Seller, all out-of-pocket expenses and Damanges incurred by the Seller in connection with any such enforcement. Such requests for reimbursement shall include reasonably detailed supporting documentation.

8.17 Part D and Commercial Rebate Contracts. Notwithstanding any provision of this Agreement to the contrary, the assignment to the Buyer of each Part D Rebate Contract and Commercial Rebate Contract shall be subject to the consent of the counter party, if required under the terms of the Contract, and the agreement of the counter party to amend the Contract to provide that the Buyer shall be responsible for all rebate or discount payments to the counter party with respect to PhosLo Products bearing the Buyer’s NDC number. For so long as the Seller continues to have Liability under any Part D Contract or Commercial Rebate Contract, the Buyer (i) shall provide to the Seller a copy of each amendment to any such Contract promptly after the effectiveness of any such amendment and (ii) shall not amend any such Contract without the prior written consent of the Seller, such consent not to be unreasonably withheld, if such amendment would increase or extend the Liability of the Seller under such Contract in any way. The Buyer shall reimburse the Seller promptly upon request for any expenses incurred by the Seller in connection with obtaining any consent to assignment of, or any amendment to, any Part D Rebate Contract or Commercial Rebate Contract.

ARTICLE IX

CLOSING CONDITIONS

9.1 Mutual Conditions. The respective obligations of each party to consummate the transactions required to be taken by it at the Closing shall be subject to the fulfillment of the following conditions:

(a) No party to this Agreement shall be subject on the Closing Date to any Order of a Governmental Authority of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, nor shall there be any Proceeding pending or threatened by any Person other than a party to this Agreement that involves any challenge to, or seeks damages or other relief in connection with, any of the transactions contemplated hereby, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(b) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(c) No Legal Requirement shall have been adopted or promulgated as of the Closing Date having the effect of making the transactions contemplated herein illegal or otherwise prohibiting consummation of, or making void or voidable, the transactions contemplated herein.

9.2 Closing Conditions of the Seller. The obligations of the Seller to effect the transactions contemplated hereby shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by the Seller:

(a) Each representation and warranty of the Buyer set forth in Article VI that is qualified as to materiality shall be true and correct in all respects (including such materiality limitation) and each other representation and warranty of the Buyer set forth in Article VI shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as if made as of the Closing Date.

(b) The Buyer shall have performed and complied with all of its covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) The Buyer shall have delivered to the Seller a certificate (the “Buyer Certificate”) signed by a duly authorized officer of the Buyer on behalf of the Buyer to the effect that each of the conditions specified in Sections 9.2(a) and (b) and Section 9.1(a) (insofar as Section 9.1(a) relates to an Order or Proceeding against the Buyer) have been satisfied.

(d) All documents required to have been delivered by the Buyer to the Seller at or prior to the Closing shall have been delivered, and all actions required to have been taken by the Buyer at or prior to the Closing shall have been taken.

(e) As of the Closing Date, the Seller shall have received from the Buyer the following documents:

(i) certificates of existence of the Buyer from its state of incorporation, each as of a date reasonably close to (and in no event more than twenty days prior to) the Closing Date;

(ii) a copy of the resolutions of the Board of Directors of the Buyer authorizing the execution and delivery by the Buyer of this Agreement and all instruments and documents to be delivered by the Buyer in connection herewith, and the consummation by the Buyer of the transactions contemplated hereby and thereby, certified by the Secretary of the Buyer;

(iii) a certificate from the Secretary of the Buyer as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement and the other Transaction Documents; and

(f) All of the third party consents and Governmental Filings set forth in Schedule 9.2(f) shall have been obtained or made, as applicable.

(g) The Seller shall have received an opinion from counsel to the Buyer, dated the Closing Date, in form and substance acceptable to the Buyer, addressing the matters set forth on Exhibit 9.2(g).

9.3 Closing Conditions of the Buyer. The obligations of the Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by the Buyer:

(a) Each representation and warranty of the Seller set forth in Article V that is qualified as to materiality shall be true and correct in all respects (including such materiality limitation) and each other representation and warranty of the Seller set forth in Article V shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as if made as of the Closing Date.

(b) The Seller shall have performed and complied with all of its covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) The Seller shall have delivered to the Buyer a certificate (the “Seller Certificate”) signed by a duly authorized officer of the Seller on behalf of the Seller to the effect that each of the conditions specified in Sections 9.3(a) and (b) and Section 9.1(a) (insofar as Section 9.1(a) relates to an Order or Proceeding against the Seller) have been satisfied.

(d) All documents required to have been delivered by the Seller to the Buyer at or prior to the Closing shall have been delivered, and all actions required to have been taken by the Seller at or prior to the Closing shall have been taken.

(e) As of the Closing Date, the Buyer shall have received from the Seller the following documents:

(i) certificates of existence of the Seller from its state of incorporation, each as of a date reasonably close to (and in no event more than twenty days prior to) the Closing Date;

(ii) a copy of the resolutions of the Board of Directors of the Seller authorizing the execution and delivery by the Seller of this Agreement and all instruments and documents to be delivered by the Seller in connection herewith, and the consummation by the Seller of the transactions contemplated hereby and thereby, certified by the Secretary of the Seller; and

(iii) a certificate from the Secretary of the Seller as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

(f) The Buyer shall have received an opinion from counsel to the Seller, dated the Closing Date, in form and substance acceptable to the Buyer, addressing the matters set forth on Exhibit 9.3(f).

(g) The Buyer shall have received from at least fifty percent (50%) of the Employees (exclusive of the Employees listed on Schedule 7.7(a)) who have accepted employment with the Buyer an Employee Consent substantially in the form attached as Exhibit 9.3(g).

(h) All of the third party consents and Governmental Filings set forth in Schedule 9.3(h) shall have been obtained or made, as applicable.

(i) No Material Adverse Effect shall have occurred since the date of execution of this Agreement, other than as contemplated on Schedule 7.2.

(j) The Buyer shall have been issued a Resident Manufacturer/Distributor License from the Commonwealth of Massachusetts, Department of Public Health, Division of Food and Drugs.

(k) The Seller shall have assigned the [*******] Agreement to the Buyer.

(l) [Intentionally blank.]

(m) The amount of Finished Goods Inventory held by the Seller’s distributors and the amount of Inventory of PhosLo Products held by the Seller shall be consistent with historic inventory levels of the PhosLo Business (but in no event in the case of Finished Goods Inventory held by the Seller’s distributors in an aggregate amount equal to more than five months of average in-market sales by such distributors), and the Seller shall have delivered to the Buyer a letter from each such distributor, dated within thirty one (31) days before the Closing Date, confirming the amount of Finished Goods Inventory held by such distributor.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations.

(a) All representations and warranties made by either party in this Agreement, any other Transaction Agreement, the Seller Certificate and the Buyer Certificate shall survive the Closing. No such warranty or representation or right to indemnification shall be deemed to be waived or otherwise diminished as a result of (i) any due diligence investigation by the party to whom the warranty or representation was made, or (ii) any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such person that any warranty or representation is false at the time of Closing, or (iii) a party’s consummation of the transactions contemplated hereby after waiving any of the conditions to its obligation to close (including the condition that the other party’s representations and warranties be true and correct). All claims made by virtue of such representations, warranties, covenants and agreements shall be made under, and subject to the limitations set forth in, this Article X.

(b) EXCEPT AS SET FORTH IN ARTICLE 5, THE OTHER TRANSACTION AGREEMENTS AND THE SELLER CERTIFICATE, THE SELLER MAKES NO REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SALE OF THE PURCHASED ASSETS OR THE PHOSLO BUSINESS. THE BUYER ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT IT IS NOT RELYING ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENTS MADE BY OR ON BEHALF OF THE SELLER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE SELLER CERTIFICATE.

10.2 Seller’s Agreement to Indemnify.

(a) The Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its officers, directors, employees, agents, representations and Affiliates (collectively, the “Buyer Indemnified Parties”) from and against all demands, claims, actions, losses, assessments, fees, damages, liabilities, obligations, judgments, interest, penalties, fines, Taxes, diminutions in value, costs and expenses (including attorneys’ fees, settlement costs, arbitration costs and any reasonable legal and other expenses) (“Damages”) incurred by any of the Buyer Indemnified Parties arising out of or in connection with or resulting from any of the following (collectively, “Buyer Damages”):

(i) any misrepresentation, inaccuracy, or breach of any representation or warranty of the Seller contained as of the Closing Date in this Agreement, any other Transactions Agreement or in the Seller Certificate;

(ii) any breach or nonfulfillment of any covenant or agreement of the Seller contained in this Agreement or in any other Transaction Agreement;

(iii) any Liability or alleged Liability of the Seller arising from the operation of the PhosLo Business prior to the Effective Time that is not an Assumed Liability, whether asserted before or after the Closing, including any Liability or alleged Liability that becomes, or is alleged to have become, a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law;

(iv) any Liability to any Governmental Authority in respect of the PhosLo Business (or regarding the conduct of the PhosLo Business) prior to the Effective Time, whether asserted before or after the Closing; or

(v) any Liability or alleged Liability incurred or arising in connection with any demands, claims or actions by or on behalf of any shareholders of the Seller (including shareholder derivative actions) arising out of or relating to the transactions contemplated by this Agreement.

(b) Within ten days after the Seller’s receipt from any Buyer Indemnified Party of a claim for Buyer Damages, Seller shall pay such Buyer Indemnified Party in cash, subject to the provisions of Section 10.5 in the event of a disagreement and subject to the other provisions of this Article X, the amount set forth in such claim for Buyer Damages.

10.3 Buyer’s Agreement to Indemnify.

(a) Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its officers, directors, employees, agents, representatives and Affiliates (the “Seller Indemnified Parties”) from and against all Damages incurred by any of the Seller Indemnified Parties arising out of or in connection with or resulting from any of the following (collectively, “Seller Damages”):

(i) any misrepresentation, inaccuracy, or breach of any representation or warranty of the Buyer contained in this Agreement, any other Transaction Agreement or in the Buyer Certificate;

(ii) any breach or nonfulfillment of any covenant or agreement of the Buyer contained in this Agreement or in any other Transaction Agreement; or

(iii) any failure by the Buyer to pay, perform or discharge any Assumed Liability;

(iv) any Liabilities or alleged Liabilities incurred or arising, or alleged to have occurred or arisen, in connection with the operation of the PhosLo Business, the condition of the Buyer’s assets or the ownership of the Purchased Assets after the Effective Time, but excluding those Liabilities excluded from the Assumed Liabilities pursuant to the exclusion contained in Section 2.4(a)(i); or

(v) any Liability or alleged Liability incurred or arising in connection with any demands, claims or actions by or on behalf of any shareholders of the Buyer (including shareholder derivative actions) arising out of or relating to the transactions contemplated by this Agreement.

(b) Within ten days after the Buyer’s receipt from any Seller Indemnified Party of a claim for Seller Damages, the Buyer shall pay such Seller Indemnified Party in cash, subject to the provisions of Section 10.5 in the event of a disagreement and subject to the other provisions of this Article X, the amount set forth in such claim for Seller Damages.

10.4 Procedure for Third-Party Claims.

(a) If any Person shall claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the “Indemnified Party”) shall, within thirty days after receiving notice thereof, notify the party or parties from whom indemnification is sought (collectively, the “Indemnifying Party”) in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail. Notwithstanding the foregoing, neither the failure of the Indemnified Party to so notify, nor any delay on the part of the Indemnified Party in so notifying, the Indemnifying Party of any such claim or demand shall relieve the Indemnifying Party of any indemnification obligation hereunder in respect thereof, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced by such failure or delay (and then only to such extent).

(b) Upon receipt of the foregoing notice, the Indemnifying Party may undertake the defense of the claim or demand if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense and that the Indemnifying Party will indemnify the Indemnified Party against all Buyer Damages or Seller Damages, as applicable, resulting from or relating to such third-party claim for which indemnification shall be owing pursuant to this Article X; (ii) the

Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the third-party claim and fulfill its indemnification obligations hereunder; (iii) the third-party claim involves only money damages and does not seek an injunction or other equitable relief or involve Taxes of the Indemnified Party in any material respect; (iv) settlement of, or an adverse judgment with respect to, the third-party claim is not, in the good faith reasonable judgment of the Indemnified Party, likely to establish a precedent adverse to the continuing business interests of the Indemnified Party; (v) if the Indemnifying Party is a party to the Proceeding, the Indemnified Party has not determined in good faith that the Indemnifying Party’s undertaking the defense of the claim or demand for itself and the Indemnified Party would be inappropriate; and (vi) the defense of the third-party claim is conducted actively and diligently by legal counsel reasonably acceptable to the Indemnified Party. The Indemnified Party may, by counsel of its choice, participate in such Proceedings, negotiations or defense, at the expense of the Indemnified Party.

(c) If (i) notice is given to the Indemnifying Party of a third-party claim as contemplated above, and the Indemnifying Party does not, within ten days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, or (ii) any of the conditions set forth in the first sentence of Section 10.3(b) above are or become unsatisfied, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim, and the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending the third-party claim (including the reasonable attorneys’ fees and expenses of such counsel) and shall remain responsible for any indemnifiable amounts arising from or related to such third-party claim to the fullest extent provided in this Article X. The Indemnifying Party may elect to participate in such Proceedings, negotiations or defense at any time at its own expense.

(d) If the Indemnifying Party assumes the defense of a third-party claim hereunder, (i) no compromise or settlement of the claims with respect thereto may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (x) there is no finding or admission of any violation of any Legal Requirement, and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(e) If the Indemnified Party assumes the defense of a third-party claim hereunder based on the failure of one or more of the conditions set forth in Section 10.4(b)(ii)-(v), then (i) no compromise or settlement of the claims with respect thereto may be effected by the Indemnified Party without the Indemnifying Party’s consent unless and as part of such settlement the Indemnifying Party is released in writing from all liability with respect to such third party claim, other than the underlying claim for indemnification under this Article X and (ii) except as provided in clause (i) hereof, the Indemnifying Party shall have no liability with respect to any compromise or settlement of any such claim effected without its consent.

(f) The parties shall cooperate in the defense of all third-party claims that may give rise to indemnification obligations hereunder. In connection with the defense of any such claim, each party shall make available to the party controlling such defense any books, records or other documents within its control that are reasonably requested in the course of such defense. The parties shall also keep one another reasonably apprised of the status of all third-party claims that may be subject to indemnification hereunder.

10.5 Procedure for Direct Claims.

(a) If an Indemnified Party shall claim indemnification hereunder for any claim other than third-party claims, the Indemnified Party shall notify the Indemnifying Party in writing of the basis for such claim, setting forth the nature and amount of the Seller Damages or Buyer Damages, as applicable resulting from such claim. The Indemnifying Party shall give written notice of any disagreement with such claim within 15 days following receipt of the Indemnified Party’s notice of the claim, specifying in reasonable detail the nature and extent of such disagreement. If the Indemnifying Party and the Indemnified Party are unable to resolve any disagreement within 30 days following receipt by the Indemnified Party of the notice referred to in the preceding sentence, then the parties hereto agree, subject to Section 10.6, to arbitrate any direct claim for Damages less than $7,500,000 (an “Arbitration Dispute”) pursuant to this Section 10.5. With respect to any direct claim for Damages in excess of $7,500,000, the parties are free to pursue recourse in state or federal courts.

(b) With respect to any Arbitration Dispute, any party may commence arbitration proceedings with the CPR Institute for Arbitration Dispute Resolution office (the “CPR”) by filing a demand for arbitration in writing (a “Demand”) with the CPR and by simultaneously sending a copy of the Demand to the other parties. The arbitration proceedings shall be governed by and decided in accordance with the CPR Rules for Non-Administered Arbitration then in effect, unless the parties to the arbitration shall mutually agree otherwise in writing. Any evidentiary rules not expressly provided by the CPR Rules shall be determined in accordance with the Federal Rules of Evidence. The arbitration shall be governed by the U.S. Arbitration Act, 9 U.S.C. § 1, et seq. and shall be administered under the procedures set forth herein.

(c) The arbitration panel to be selected (the “Arbitrators”) shall be a balanced panel, consisting of (i) three independent and impartial arbitrators selected pursuant to CPR Rule 6.4 in the event the total amount in the Arbitration Dispute is $3 million or more; or (ii) one independent and impartial arbitrator selected pursuant to CPR Rule 6.4 in the event the total amount in the Arbitration Dispute is less than $3 million.

(d) The arbitration shall be conducted in Boston, Massachusetts; provided that the Arbitrator(s) may, for the convenience of the parties and without changing the sites of the arbitration proceeding, permit the taking of evidence outside of Boston.

(e) The Arbitrator(s) shall permit and facilitate discovery pursuant to Rule 11 of the Federal Rules of Civil Procedure, except that for claims involving $1 million or less, no more than two depositions shall be permitted. Within 30 days after selection of the Arbitrator(s), the party filing the demand for arbitration shall provide copies of all business documents and other evidence in its possession that support its demand. Within 30 days of receipt of such information, the receiving party shall produce all business documents and evidence that support its defense or response. Thereafter, each party shall have the right to such other discovery procedures as the Arbitrator(s) may determine to be reasonably necessary for a fair understanding of any legitimate issue raised in the arbitration. A party’s failure to timely disclose documents, witnesses, expert reports, calculations and other evidence relating to the Arbitration Dispute shall operate as a bar to the nondisclosing party’s use of such evidence, and, in the discretion of the Arbitrator(s), be a basis for sanctions, including an award against the nondisclosing party.

(f) It is the intention of the parties hereto that the arbitration proceeding be completed through the rendering of the award within six months of the selection of the Arbitrator(s), and each party hereto shall so instruct the Arbitrator(s) and take such other actions as may be reasonably required to give effect to such intention. The award of the Arbitrator(s) may be monetary damages, an order requiring performance of obligations under this Agreement or any other appropriate award or remedy. The Arbitrator(s) may not make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Notwithstanding anything to the contrary, the Arbitrator(s) shall not be authorized or empowered to award punitive, exemplary, consequential or special damages, and the parties expressly waive any claim to such damages.

(g) The fees and expenses of the Arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided that, at the conclusion of the arbitration, the prevailing party shall be entitled to recover all attorneys’ fees, filing fees, costs, including the costs of the arbitration previously advanced, expert fees and costs, and related expenses from the non-prevailing party and such recovery shall be made part of any judgment or arbitration award.

(h) The final award rendered by the Arbitrator(s) (after any CPR appeal allowed herein) shall be final and binding upon the parties and judgment may be entered by any competent court having jurisdiction thereof. In the event of an arbitration award of Damages less than $1 million (inclusive of costs, fees and interest), such award shall not be subject to appeal. In the event the award exceeds $1 million (inclusive of any award of costs, fees and interest), an appeal may be taken under the CPR Arbitration Appeal Procedure from any final award of an arbitral panel arising out of or related to this Agreement. Such appeal must conform to the requirements of the CPR Arbitration Appeal Procedure. Notwithstanding anything to the contrary provided in this paragraph and without prejudice to the above procedures, any of the parties may apply to any court of competent jurisdiction for temporary injunctive judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party’s request for temporary relief. The award rendered by the Arbitrator(s), after any appeal taken pursuant to the foregoing, shall be final and not subject to judicial review, and judgment thereon may be entered in any court of competent jurisdiction. The award of the Arbitrator(s) shall be accompanied by a written explanation of the basis for the award. Any amount owing by any Person as a result of this Section 10.5 shall be paid within two Business Days after final determination of such amount.

(i) The parties agree that (i) the provisions of this Section 10.5 shall not apply to any preliminary or temporary equitable relief sought with respect to breaches of the obligations set forth in Sections 8.4 (intellectual property), 8.5 (access to information, etc.) and 12.4 (publicity), and (ii) the Arbitrator shall have no power to grant such preliminary or temporary relief with respect to breaches of such obligations.

10.6 Limitations on Indemnification. Notwithstanding anything in this Article X to the contrary:

(a) The Seller shall have no liability under Section 10.2(a)(i) or with respect to any breach by Seller of its obligations under Section 7.8 unless and until the aggregate amount of the Buyer Damages under such subsection exceeds $[*******], and the Seller shall have no obligation to indemnify for $[*******] of such Buyer Damages after such threshold is reached (but the Seller shall be liable for the remaining $[*******] of such Buyer Damages); provided that the foregoing limitation shall not apply to any breach or alleged breach of any representation or warranty set forth in Section 5.1, 5.2, 5.3(b)(i), 5.4(b), 5.12, 5.30 or 5.32, as to which the Seller shall be liable in full from the first dollar of loss;

(b) The Seller shall have no liability under Section 10.2(a)(i) or with respect to any breach by Seller of its obligations under Section 7.8 to the extent, and only to the extent, that the aggregate amount of the Buyer Damages under such subsection exceeds the sum of $[*******], provided, that the foregoing limitation shall not apply to any breach or alleged breach of any representation or warranty set forth in Section 5.1, 5.2, 5.3(b)(i), 5.4(b), 5.12, 5.30 or 5.32 or any representation or warranty made fraudulently, as to which the Seller shall be liable in full; and

(c) No indemnification shall be required by the Seller under Section 10.2(a)(i) or with respect to any breach by Seller of its obligations under Section 7.8 unless the Seller shall have received notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer on or before the date 18 months after the Closing Date; provided that (i) with respect to breaches of the representations and warranties set forth in Section 5.12, or 5.24, indemnification shall be required if the Seller shall have received notice of the claim prior to the date thirty days after the expiration of the statute of limitations applicable to claims by third parties giving rise to the breach of such representations and warranties; and (ii) the foregoing limitation shall not apply to any breach or alleged breach of any representation or warranty set forth in Section 5.1, 5.2, 5.3(b)(i), 5.4(b), 5.30 or 5.32.

(d) The amount of Damages recoverable by an Indemnified Party under this Article X with respect to a claim for indemnification shall be reduced by (i) the amount of any payment received from an insurance carrier or other third party indemnitor by such Indemnified Party (or an Affiliate thereof) with respect to the Damages to which such claim for indemnification relates. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification or other third party indemnity payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article X with respect to such claim plus the amount of the insurance payments received, over (B) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article X.

10.7 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price to the maximum extent allowable under applicable law.

10.8 Construction. The parties intend that each representation, warranty and covenant herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant, as the case may be.

10.9 Interest. Interest shall accrue from the date due on amounts owing under this Agreement, including all indemnification obligations hereunder, at the lesser of (i) one-half percent per month and (ii) the highest rate permitted by law, based on the actual number of days elapsed from the date the amount is due or owing until paid in full. An amount due or owing pursuant to an indemnification claim made pursuant to this Article X shall be deemed owing from the date the Indemnifying Party receives notice of such claim as provided in this Article X.

10.10 Remedies. Absent fraud, after the Closing the indemnification rights provided in this Article X, shall be the sole and exclusive remedy available to a party for any breach or alleged breach of this Agreement by the other party; provided, that the provisions of this Section 10.10 shall not prevent any party from seeking the remedies of specific performance or injunctive relief in connection with a breach of a covenant or agreement of any party contained herein.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Seller and the Buyer;

(b) by the Seller if the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement and such breach (i) would cause the conditions set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied and (ii) is not cured within twenty days following delivery by the Seller to the Buyer of written notice of such breach;

(c) by the Buyer, if the Seller is in breach of any representation, warranty, covenant or agreement contained in this Agreement and such breach (i) would cause the conditions set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied and (ii) is not cured within twenty days following delivery by the Buyer to the Seller of written notice of such breach

(d) by the Seller if all the conditions in Section 9.2 shall not have been fulfilled as of October 31, 2006 or shall have become incapable of fulfillment (other than through the failure of the Seller to comply fully with any of its obligations under this Agreement) and such conditions shall not have been waived by the Seller;

(e) by the Buyer, if all of the conditions set forth in Section 9.3 shall not have been fulfilled as of October 31, 2006 or shall have become incapable of fulfillment (other than through the failure of the Buyer to comply fully with its obligations under this Agreement) and such conditions shall not have been waived by the Buyer; or

(f) by either the Buyer or the Seller if the Closing has not taken place on or before October 31, 2006 for any reason other than the failure of the condition in Section 9.1(b), or if the Closing has not taken place on or before November 11, 2006 by reason of the failure of the condition in Section 9.1(b), or such later date agreed to by the parties.

11.2 Procedure and Effect of Termination. In the event of a termination of this Agreement by any party pursuant to Section 11.1, the terminating party shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto, and all further obligations hereunder of the parties shall terminate, except that the obligations in the last sentence of Section 7.3(a), in Article X and in Section 12.4 and Section 12.5 shall survive, and each party may seek any remedy under Article X, or the remedies of specific performance or injunctive relief, for any violation or breach of this Agreement by the other party.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Jurisdiction, Venue and Service of Process. Subject to Section 10.5, if any party commences a Proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Eastern District of Massachusetts shall have sole and exclusive jurisdiction over any such Proceeding. If all such courts lack federal subject matter jurisdiction, the parties agree that the courts of the Commonwealth of Massachusetts in the city of Boston shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such Proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein in connection with any such Proceeding and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Process in any Proceeding referred to in this Section 12.1 may be served on any party anywhere in the world.

12.2 Remedies. Unless otherwise stated herein, to the extent permitted by law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. The parties acknowledge that the restrictions and obligations set forth in Sections 8.4 and 8.5, are necessary for the protection of the parties and that any breach thereof may cause the affected party irreparable damage, that the affected party’s remedies at law in the event of such breach would be inadequate, and that, accordingly, the affected party shall be entitled to the issuance by a court of competent jurisdiction of an injunction in favor of the affected party enjoining the breach or threatened breach of such restrictions in the event of such breach. The foregoing provision shall not constitute a waiver of any other remedies any party may have in law or in equity.

12.3 Attorneys’ Fees. In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action. Attorneys’ fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

12.4 Publicity. The Seller and the Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the Seller and the Buyer, except to the extent that either party and its legal counsel in good faith conclude such release, statement or notice is required by applicable Legal Requirements.

12.5 Expenses. Whether or not the transactions contemplated hereby are consummated, each party shall pay all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby, including fees, expenses and disbursements of their respective counsel, accountants, representatives and investment bankers provided that the Seller has agreed to pay, and has reimbursed the Buyer for, one-half of the HSR filing fee.

12.6 Waiver of Compliance; Consents. The rights and remedies of the parties are cumulative and not alternative and may be exercised concurrently or separately. No failure or delay by any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any consent required or permitted by this Agreement is binding only if in writing.

12.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or a national over-night courier service, by facsimile with subsequent telephone confirmation, or three Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

(a)	If to the Seller:

Nabi Biopharmaceuticals

5800 Park of Commerce Blvd., N.W.

Boca Raton, FL 33487

Facsimile: (561) 989-5801

Attention: Chief Financial Officer

With a copy to the General Counsel at the same address; and

With a copy to:

Nutter McClennen & Fish LLP

World Trade Center West

155 Seaport Blvd.

Boston, MA 02210

Facsimile: (617) 310-9000

Attention: James E. Dawson, Esq.

(b)	If to the Buyer, to:

Fresenius USA Manufacturing, Inc.

95 Hayden Avenue

Lexington, Massachusetts 02420

Facsimile: (781) 402-9713

Attention: Law Department

With a copy to:

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, North Carolina 28426

Facsimile: (704) 378-4000

Attention: Kent J. McCready, Esq.

12.8 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, and except as provided in Article X shall not confer upon any other Person any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, except that either party may assign its rights and obligations to any Affiliate of such party, or to any purchaser of the stock of such party or of substantially all the assets of such party or, in the case of the Buyer, of the Purchased Assets and Assumed Liabilities; provided, however, that in the case of an assignment, the assigning party shall remain primarily liable for any breach or non-performance of its assignee. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

12.9 Interpretation. This Agreement has been prepared by the Buyer and its advisors and reviewed by the Seller and their advisors. The parties agree that this Agreement is the product of all their efforts, and that it should not be interpreted in favor of any one party merely because of their efforts in preparing it. Any rule of law or legal decision that would require interpretation of any claimed ambiguity against the party drafting it shall have no application to this Agreement and is expressly waived.

12.10 Governing Law. The execution, interpretation and performance of this Agreement shall (except to the extent that such matter is pre-empted by federal law) be governed by the internal laws and judicial decisions of the Commonwealth of Massachusetts applicable to contracts made and to be performed in such state, without regard to conflict of law principles that would produce a contrary result.

12.11 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirement to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement provided that neither party shall be required to make any payments in excess of nominal amounts or undertake any material obligations in connection therewith. From time to time after the Closing Date, without further consideration, the Seller will, at its expense, execute and deliver, or cause to be executed and delivered, such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer good title to the Purchased Assets provided that neither party shall be required to make any payments in excess of nominal amounts or undertake any material obligations in connection therewith. From time to time after the Closing Date, without further consideration, the Buyer will, at the Buyer’s expense, execute and deliver such documents to the Seller as the Seller may reasonably request in order to consummate the purchase of the Purchased Assets and the assumption by the Buyer of the Assumed Liabilities pursuant to this Agreement.

12.12 Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable. To the extent permitted by law, the parties hereby to the same extent waive any Legal Requirement that renders any provision hereof prohibited or unenforceable in any respect.

12.13 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile or other electronic means, in which event each party shall promptly deliver to the others such number of original executed copies as the others may reasonably request.

12.14 Merger and Modification; Amendment. This Agreement, including the Exhibits and Schedules hereto and together with the other Transaction Agreements, expresses the entire agreement between the parties hereto and supersedes any prior or contemporaneous written or oral understanding or agreement other than the Confidentiality Agreement, as provided in Section 7.3(b). This Agreement may not be modified, amended, supplemented or waived except by a writing signed by all of the parties to this Agreement, and such writing must refer specifically to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE BUYER:

FRESENIUS USA MANUFACTURING, INC.

By:	/s/ Rice Powell
Name:	Rice Powell
Title:	President

THE SELLER:

NABI BIOPHARMACEUTICALS

By:	/s/ Thomas H. McLain
Name:	Thomas H. McLain
Title:	Chairman, President and Chief Executive Officer